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                                                                     EXHIBIT 2.1

                              RECAPITALIZATION AND
                            STOCK PURCHASE AGREEMENT

                           dated as of August 15, 1996

                                  by and among

                              STRATA HOLDINGS L.P.

                            E&S HOLDINGS CORPORATION

                                       and

                                   ABARCO N.V.
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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I

             SALE OF ACQUIRED SHARES, RECAPITALIZATION AND CLOSING

            1.01  Purchase and Sale........................................  2
            1.02  Recapitalization.........................................  2
            1.03  Closing..................................................  2

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF PARENT

            2.01  Corporate Existence of Parent............................  4
            2.02  Authority................................................  4
            2.03  Corporate Existence of the Company.......................  4
            2.04  Capital Stock............................................  5
            2.05  Subsidiaries.............................................  5
            2.06  No Conflicts.............................................  6
            2.07  Governmental Approvals and Filings.......................  6
            2.08  Books and Records........................................  7
            2.09  Financial Statements and Condition.......................  7
            2.10  Taxes....................................................  8
            2.11  Legal Proceedings........................................ 10
            2.12  Compliance With Laws and Orders.......................... 10
            2.13  Benefit Plans; ERISA..................................... 10
            2.14  Real Property............................................ 13
            2.15  Tangible Personal Property............................... 15
            2.16  Intellectual Property Rights............................. 15
            2.17  Contracts................................................ 16
            2.18  Licenses................................................. 17
            2.19  Insurance................................................ 18
            2.20  Affiliate Transactions................................... 18
            2.21  Labor Relations.......................................... 18
            2.22  Environmental Matters.................................... 19
            2.23  Product Liability Claims................................. 21
            2.24  Product Recalls.......................................... 21
            2.25  Absence of Undisclosed Liabilities....................... 22
            2.26  Brokers.................................................. 22
            2.27  Etonic Schedules......................................... 22

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

            3.01  Corporate Existence...................................... 22
            3.02  Authority................................................ 23


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            3.03  No Conflicts............................................. 23
            3.04  Governmental Approvals and Filings....................... 23
            3.05  Legal Proceedings........................................ 24
            3.06  Purchase for Investment.................................. 24
            3.07  Brokers.................................................. 24
            3.08  Financing................................................ 24
            3.09  Exon-Florio.............................................. 24

                                   ARTICLE IV

                               COVENANTS OF PARENT

            4.01  Regulatory and Other Approvals........................... 25
            4.02  HSR Filings.............................................. 25
            4.03  Investigation by Purchaser............................... 25
            4.04  Conduct of Business...................................... 26
            4.05  Certain Restrictions..................................... 27
            4.06  Affiliate Transactions................................... 29
            4.07  Employee Matters......................................... 29
            4.08  Financial Statements and Reports......................... 29
            4.09  No Shopping.............................................. 30
            4.10  Disclosure............................................... 31
            4.11  No Competition........................................... 31
            4.12  Financing................................................ 31
            4.13  Fulfillment of Conditions................................ 32
            4.14  Post-Closing Status of the Company....................... 32

                                    ARTICLE V

                             COVENANTS OF PURCHASER

            5.01  Regulatory and Other Approvals........................... 32
            5.02  HSR Filings.............................................. 33
            5.03  Indemnification of Directors and Officers................ 33
            5.04  Disclosure............................................... 34
            5.05  Fulfillment of Conditions................................ 34
            5.06  Financing................................................ 34

                                   ARTICLE VI

                      CONDITIONS TO OBLIGATION OF PURCHASER

            6.01  Representations and Warranties........................... 35
            6.02  Performance.............................................. 35
            6.03  Officer's Certificates................................... 35
            6.04  Orders and Laws.......................................... 35
            6.05  Regulatory Consents and Approvals........................ 35
            6.06  Indebtedness............................................. 35
            6.07  Pueblo Shares............................................ 36
            6.08  Opinion of Counsel....................................... 36


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            6.09   Environmental Diligence................................. 36
            6.10   Financing............................................... 36
            6.11   Pending Litigation...................................... 36
            6.12   Share Repurchases....................................... 36
            6.13   Trademarks.............................................. 36
            6.14   Shareholders Agreement.................................. 37
            6.15   Resignation of Directors................................ 37
            6.16   Letter of Credit; Escrow................................ 37

                                    ARTICLE VII

                        CONDITIONS TO OBLIGATION OF PARENT

            7.01   Representations and Warranties.......................... 37
            7.02   Performance............................................. 37
            7.03   Officer's Certificates.................................. 37
            7.04   Orders and Laws......................................... 37
            7.05   Regulatory Consents and Approvals....................... 37
            7.06   Stockholders Agreement.................................. 38

                                   ARTICLE VIII

                                    TAX MATTERS

            8.01   Indemnity for Taxes..................................... 38
            8.02   Apportionment of Taxes.................................. 39
            8.03   Contests................................................ 40
            8.04   Time of Payment......................................... 41
            8.05   Cooperation and Exchange of Information................. 41
            8.06   Conveyance Taxes........................................ 42
            8.07   Miscellaneous........................................... 42

                                    ARTICLE IX

                             EMPLOYEE BENEFITS MATTERS

            9.01   Benefit Plan Maintenance................................ 43
            9.02   Shareholder Approval.................................... 44

                                    ARTICLE X

                       SURVIVAL; NO OTHER REPRESENTATIONS

            10.01  Survival of Representations, Warranties,
                   Covenants and Agreements................................ 44
            10.02  No Other Representations................................ 44


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                                   ARTICLE XI

                                 INDEMNIFICATION

            11.01  Indemnification......................................... 45
            11.02  Method of Asserting Claims.............................. 47
            11.03  Tax Treatment of Indemnity Payments..................... 51
            11.04  Exclusivity............................................. 52
            11.05  Letter of Credit; Escrow................................ 52
            11.06  Minimum Net Asset Requirement........................... 53
            11.07  Other Arrangements...................................... 53

                                   ARTICLE XII

                                   TERMINATION

            12.01  Termination............................................. 54
            12.02  Effect of Termination................................... 54

                                  ARTICLE XIII

                                   DEFINITIONS

            13.01  Definitions............................................. 55


                                   ARTICLE XIV

                                  MISCELLANEOUS

            14.01  Notices................................................. 64
            14.02  Entire Agreement........................................ 66
            14.03  Expenses................................................ 66
            14.04  Public Announcements.................................... 66
            14.05  Confidentiality......................................... 66
            14.06  Further Assurances; Post-Closing Cooperation............ 67
            14.07  Waiver.................................................. 68
            14.08  Amendment............................................... 68
            14.09  No Third Party Beneficiary.............................. 68
            14.10  No Assignment; Binding Effect........................... 68
            14.11  Headings................................................ 69
            14.12  Submission to Jurisdiction; Waivers..................... 69
            14.13  Invalid Provisions...................................... 70
            14.14  Governing Law........................................... 70
            14.15  Counterparts............................................ 70


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            This RECAPITALIZATION AND STOCK PURCHASE AGREEMENT dated as of
August 15, 1996 is made and entered into by and among STRATA HOLDINGS L.P., a Delaware limited partnership ("Purchaser"), ABARCO N.V., a Netherlands Antilles corporation ("Parent"), and E&S HOLDINGS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (the "Company"). Capitalized terms not otherwise defined herein have the meanings set forth in Section 13.01.

            WHEREAS, Parent owns 2000 shares of common stock, par value $1.00 per share, of the Company (the "Common Stock"), constituting all the issued and outstanding shares of common stock of the Company;

            WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, newly issued shares of Common Stock (the "Acquired Shares"), on the terms and subject to the conditions set forth herein;

            WHEREAS, in connection with such sale of Acquired Shares, Parent, the Company and Purchaser desire to recapitalize the Company by virtue of extensions of credit to the Company, issuance of debt and equity securities by the Company and certain related transactions as more fully set forth herein; and

            WHEREAS, Parent, the Company and Purchaser desire that the proceeds from such extensions of credit, security issuances and sale of Acquired Shares to Purchaser be used to (i) repay certain indebtedness of the Company and its Subsidiaries, (ii) redeem shares of Common Stock held by Parent (the "Recapitalization Shares") such that approximately 11.6% of the shares of Common Stock outstanding immediately after the recapitalization shall be retained by Parent, (iii) redeem all of the shares of Spalding & Evenflo Companies, Inc. ("Spalding") and its subsidiaries not owned by the Company (other than directors qualifying shares), including the redemption of shares of Spalding (the "Management Shares") held by certain members of Spalding management, and (iv) consummate certain other transactions as more fully set forth herein.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

             SALE OF ACQUIRED SHARES, RECAPITALIZATION AND CLOSING

            1.01 Purchase and Sale. The Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, the Acquired Shares at the Closing on the terms and subject to the conditions set forth in this Agreement. The aggregate purchase price for the Acquired Shares (the "Purchase Price") shall be calculated in accordance with the formula set forth in Section 1.01 of the Disclosure Schedule, payable in immediately available United States funds at the Closing in the manner provided in Section 1.03.

            1.02 Recapitalization. (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent shall cause the Company and the Subsidiaries to borrow funds and to issue certain debt and equity securities (together, the "Financing"), such that, when taken together with the Purchase Price and other cash available to the Company and the Subsidiaries, the Company has sufficient cash at the Closing (net of any fees, expenses or other costs required to be paid by the Company in connection with the transactions contemplated hereby) to, among other things, (i) repay the Indebtedness of the Company and the Subsidiaries identified on Section 1.02 of the Disclosure Schedule to be so repaid, (ii) redeem the Recapitalization Shares for an aggregate redemption price calculated in accordance with the formula set forth in Section 1.01 of the Disclosure Schedule (the "Recapitalization Amount") and in connection therewith transfer to Parent the Bothwell Notes, the E&S Realco Advance and the shares of E&S Realco, and (iii) repurchase all of the shares of Spalding not owned by the Company, including the redemption of the Management Shares pursuant to the terms and conditions of a Management Share Repurchase Agreement attached as Exhibit A hereto (the "Management Share Repurchase Agreement").

            (b) The Financing may consist of any obligation instruments acceptable to Purchaser, in its sole discretion, including, but not limited to, senior debt, subordinated debt, preferred stock or other securities issued by the Company.

            1.03 Closing. The Closing will take place at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, New York 10005, or at such other place as Parent, Purchaser and the Company mutually agree, at 10:00 A.M. local time, on the Closing Date. At the Closing, the following will take place:

            (i) Purchaser will pay the Company the Purchase Price by wire transfer of immediately available funds to such account or accounts as the Company may direct by written notice delivered to Purchaser by the Company at least two


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      (2) Business Days before the Closing Date. Simultaneously with such payment, the Company will issue to Purchaser good and valid title in and to the Acquired Shares, free and clear of all Liens, by delivering to Purchaser a certificate or certificates representing the Acquired Shares, in genuine and unaltered form, duly endorsed in blank or accompanied by duly executed stock powers endorsed in blank, with requisite stock transfer tax stamps, if any, attached;

            (ii) the Company shall consummate the Financing on such terms and conditions as Purchaser shall determine in its sole discretion;

            (iii) immediately following the consummation of the Financing and the sale of the Acquired Shares, and the receipt by the Company of the proceeds therefrom, the Company will cause Spalding to redeem the Management Shares in accordance with the provisions of the Management Share Repurchase Agreement;

            (iv) immediately following the redemption of the Management Shares by Spalding, the Company will (A) transfer the Bothwell Notes to Parent,
      (B) transfer the E&S Realco Advance and all the outstanding shares of E&S Realco to Parent and (C) pay to Parent the Recapitalization Amount by wire transfer of immediately available funds to such account or accounts as Parent may direct by written notice delivered to the Company by Parent at least two (2) Business Days before the Closing Date. Simultaneously with such payment, Parent will assign and transfer to the Company good and valid title in and to the shares of Common Stock held by Parent which are being redeemed pursuant to the terms of this Agreement. Each such share of Common Stock delivered by Parent to the Company shall be cancelled by the Company;

            (v) the Company and the Subsidiaries shall repay all amounts outstanding under the Etonic Notes, the Credit Agreements and any other Indebtedness of the Company and the Subsidiaries identified on Section
      1.02 of the Disclosure Schedule to be so repaid, and Parent shall forgive and extinguish all amounts owed by the Company or any of the Subsidiaries to Parent or any other Affiliate (other than the Company or any of the Subsidiaries);

            (vi) the Company shall acquire the trademarks and other Intellectual Property and the rights thereto from Sahara Corp. Ltd. pursuant to the terms and conditions of an agreement mutually acceptable to Parent and Purchaser; and

            (vii) Parent, the Company and Purchaser shall enter into a Shareholders Agreement (the "Shareholders Agreement"), the terms of which are attached hereto as Exhibit B.


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                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF PARENT

            Parent hereby represents and warrants to Purchaser as follows:

            2.01 Corporate Existence of Parent. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the Netherlands Antilles. Parent has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby, including without limitation to own, hold, sell and transfer (pursuant to this Agreement) the Recapitalization Shares.

            2.02 Authority. The execution and delivery by each of Parent and the Company of this Agreement and the performance by each of Parent and the Company of its obligations hereunder have been duly and validly authorized by the Board of Managing Directors of Parent and the board of directors of the Company. This Agreement has been duly and validly executed and delivered by Parent and the Company and constitutes a legal, valid and binding obligation of Parent and the Company enforceable against Parent and the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles relating to enforceability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            2.03 Corporate Existence of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, and has full corporate power and authority to execute this Agreement and to perform its obligations hereunder and to conduct its business as and to the extent now conducted, and to own, use and lease its Assets and Properties. The Company is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section
2.03 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Parent has prior to the execution of this Agreement made available to Purchaser true and complete copies of the certificate of incorporation and by-laws of the Company as in effect on the date hereof.

            2.04 Capital Stock. The authorized capital stock of the Company before the recapitalization consists solely of 2000 shares of Common Stock and 800 shares of Senior Preferred Stock, par value $0.01 per share, of which 541 shares are owned by EAC Acquisition Corporation, an indirect wholly-owned subsidiary of the Company (the "Preferred Stock"). The Recapitalization Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable, have not been issued in violation of any preemptive rights and together with the shares of Common Stock to be retained by Parent and the Preferred Stock are the only shares of capital stock of the Company outstanding. Other than as set forth in Section 2.04 of the Disclosure Schedule, Parent owns the Recapitalization Shares, beneficially and of record, free and clear of all Liens. There are no outstanding Options with respect to the Company. The Acquired Shares, when issued and delivered at the Closing in accordance herewith, shall be duly authorized, validly issued, fully paid and non-assessable. The delivery of certificates at the Closing representing the Acquired Shares and the Recapitalization Shares in the manner provided in
Section 1.03 will transfer to Purchaser and the Company, respectively, good and valid title to the Acquired Shares and the Recapitalization Shares, free and clear of all Liens other than Liens created or suffered to exist by Purchaser.

            2.05 Subsidiaries. Section 2.05 of the Disclosure Schedule lists each Subsidiary. Each Subsidiary is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation identified in
Section 2.05 of the Disclosure Schedule, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its Assets and Properties. Each Subsidiary is duly qualified, licensed or admitted to do business and is in good standing in those jurisdictions specified in Section 2.05 of the Disclosure Schedule, which are the only jurisdictions in which the ownership, use or leasing of such Subsidiary's Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for those jurisdictions in which the adverse effects of all such failures by the Company and the Subsidiaries to be qualified, licensed or admitted and in good standing could not in the aggregate reasonably be expected to have a material adverse effect on the Business or Condition of the Company. Section 2.05 of the Disclosure Schedule lists for each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the record owners of such outstanding capital stock. Except as disclosed in Section 2.05 of the Disclosure Schedule, all of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights and are owned, beneficially and of record, by the Company or a Subsidiary free and clear of all Liens. Except as disclosed in Section 2.05 of the Disclosure Schedule, there are no outstanding Options with respect to any Subsidiary. Parent has prior to the execution of this Agreement made available to Purchaser true and complete copies of the certificate or articles of incorporation and by-laws (or other comparable corporate documents) of each of the Subsidiaries as in effect on the date hereof.

            2.06 No Conflicts. The execution and delivery by each of Parent and the Company of this Agreement do not and the performance by each of Parent and the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate or articles of incorporation or by-laws (or other comparable corporate documents) of Parent, the Company or any Subsidiary;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Section 2.07 of the Disclosure Schedule, conflict with or result in a violation or breach of any term or provision of any material Law or Order applicable to Parent, the Company or any Subsidiary or any of their respective Assets and Properties (other than such conflicts, violations or breaches as would occur solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates); or

            (c) except as disclosed in Section 2.06 of the Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business or Condition of the Company or to adversely affect the ability of Parent or the Company to consummate the transactions contemplated hereby or to perform their obligations hereunder, (i) conflict with or result in a violation or breach of or constitute a default under, (ii) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, or (iii) result in the creation or imposition of any Lien upon Parent, the Company or any Subsidiary or any of their respective Assets and Properties under, any Contract or License to which Parent, the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound.

            2.07 Governmental Approvals and Filings. Except as disclosed in
Section 2.07 of the Disclosure Schedule, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Parent, the Company or any Subsidiary is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except (i) where the failure to

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obtain any such consent, approval or action, to make any such filing or to give any such notice could not reasonably be expected to adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder, or to have a material adverse effect on the Business or Condition of the Company, and (ii) those as would be required solely as a result of the identity or the legal or regulatory status of Purchaser or any of its Affiliates.

            2.08 Books and Records. The minute books and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement contain a true and complete record, in all material respects, of all actions taken at all meetings and by all written consents in lieu of meetings of the stockholders, the boards of directors and committees of the boards of directors of the Company and the Subsidiaries. The stock transfer ledgers and other similar records of the Company and the Subsidiaries as made available to Purchaser prior to the execution of this Agreement accurately reflect all record transfers prior to the execution of this Agreement in the capital stock of the Company and the Subsidiaries.

            2.09 Financial Statements and Condition. (a) Prior to the execution of this Agreement, Parent has delivered to Purchaser true and complete copies of the following financial statements:

            (i) The unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as of September 30, 1994 and September 30, 1995 and the related unaudited statement of earnings for each of the years then ended;

            (ii) the unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as of June 30, 1996 and the related unaudited consolidated statement of earnings for the portion of the fiscal year then ended;

            (iii) the audited consolidated balance sheets of Spalding and its consolidated subsidiaries as of September 30, 1994 and September 30, 1995 and the related audited statement of earnings, shareholders' equity and cash flows for each of the fiscal years then ended, together with a true and correct copy of the report on such audited information by Deloitte & Touche; and

          (iv) the unaudited consolidated balance sheets of Spalding and its consolidated subsidiaries as of June 30, 1995 and June 30, 1996 and the related unaudited consolidated statement of earnings and cash flows for the portion of the fiscal year then ended.

Except as set forth in any notes thereto or as disclosed in Section 2.09(a) of the Disclosure Schedule, all such financial statements (including the notes thereto) were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial position and results of operations and, in the case of Spalding, shareholders' equity (in the case of audited statements only) and cash flows, of the Company and Spalding and their consolidated subsidiaries, as of the respective dates thereof and for the respective periods covered thereby, subject, in the case of interim statements (which do not contain any notes), to normal year end adjustments. Except for those Subsidiaries listed in Section 2.09(a) of the Disclosure Schedule, the financial condition and results of operations of each Subsidiary are, and for all periods referred to in this Section 2.09 have been, consolidated with those of the Company.

            (b) Except for the execution and delivery of this Agreement and the transactions (i) to take place pursuant hereto on or prior to the Closing Date,
(ii) contemplated by Section 4.04 or (iii) disclosed in Section 2.09(b) of the Disclosure Schedule, since the date of most recent financial statements referred to in Section 2.09 (a)(ii) the business of the Company and the Subsidiaries has been operated in all material respects in the ordinary course, there has not been any material adverse change in the Business or Condition of the Company, and Parent has not, with respect to the Company or any Subsidiary, taken any action since June 30, 1996 which, had it taken such action subsequent to the date of this Agreement, would have required consent or approval of Purchaser pursuant to Section 4.04.

            2.10 Taxes. (a) Except as disclosed in Section 2.10 of the Disclosure Schedule:

            (i) the Company and each Subsidiary has timely filed (taking into account all available extensions) all material Tax Returns (or such Tax Returns have been filed on behalf of the Company and each Subsidiary) required to be filed by applicable law, such Tax Returns are true, correct and complete in all material respects, all Taxes required to be shown on such Tax Returns or otherwise due or payable have been, or will be, timely paid and all payments of estimated Taxes required to be made with respect to the Company and each Subsidiary have been, or will be, timely made or the subject of an adequate reserve or accrual reflected in the financial statements referred to in Section 2.09;

            (ii) as of the date hereof neither the Company nor any Subsidiary has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any material Taxes or Tax Returns;

            (iii) as of the date hereof, except for the audit of the 1994 and 1995 Tax Returns of the Company, no adjustment relating to such Tax Returns has been proposed formally or informally by any Tax authority, there are no outstanding subpoenas or other requests for information with respect to any such Tax Returns or Taxes of the Company or any of the Subsidiaries and there are no pending or threatened actions or proceedings for the assessment or collection of Taxes against the Company, any of the Subsidiaries or any other corporation that was included in the filing of a Tax Return with the Company or any of the Subsidiaries on a consolidated, combined or unitary basis;

            (iv) all material Taxes required to be withheld, collected or deposited by the Company or any of the Subsidiaries have been, or will be, timely withheld, collected or deposited and, to the extent required, timely paid to the relevant Tax authority;

            (v) no consent under section 341(f) of the Code has been filed with respect to the Company or any of the Subsidiaries and, except for E&S Realco, neither the Company nor any of the Subsidiaries is or has been a "United States real property holding corporation" within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code;

         (vi) as of the date hereof, to the Knowledge of Parent, there are no Liens with respect to any material Taxes upon any of the Assets and Properties of the Company or the Subsidiaries, other than (i) Taxes, the payment of which is not yet due or payable, or (ii) Taxes being contested pursuant to appropriate proceedings;

        (vii) to the Knowledge of Parent, as of the date hereof there is no proposed liability for any material Tax to be imposed upon it or any Subsidiary for the year ended September 30, 1995 and all prior taxable years (including for Taxes which are being contested) for which there is not an adequate reserve reflected in the financial statements referred to in Section 2.09; and

       (viii) Neither the Company nor the Subsidiaries has, or will have, any liability for the Taxes of any person (other than the Company or the Subsidiaries) under Treasury regulation 1.1502-6, or any similar provision of state, local or foreign law, or as a transferee or successor (by contract or otherwise).

            (b) Except for the complete and accurate copies of the tax sharing agreements made available to Purchaser prior to the execution of this Agreement, which is to be amended to include EAC Holdings Corporation, EAC Acquisition Corporation, Etonic

Worldwide Corporation and EWW Lisco, Inc., and except for tax indemnities included in equipment leases, no agreements relating to allocating or sharing of Taxes exist among Parent, the Company or any Subsidiary and neither the Company nor any of the Subsidiaries owes any amount pursuant to any formal or informal Tax sharing, allocation or indemnity agreement or arrangement or will have any liability after the date hereof under or with respect to any formal or informal Tax sharing, allocation or indemnity agreement executed or agreed prior to the Closing Date, except among the Company and the Subsidiaries.

            2.11 Legal Proceedings. Except as disclosed in Section 2.11 of the Disclosure Schedule (with paragraph references corresponding to those set forth below):

            (a) there are no material Actions or Proceedings pending or, to the Knowledge of Parent, threatened against the Company or any Subsidiary or any of their respective Assets and Properties; and

            (b) there are no material Orders outstanding against the Company or any Subsidiary.

            2.12 Compliance With Laws and Orders. Except as disclosed in Section
2.12 of the Disclosure Schedule, to the Knowledge of Parent, neither the Company nor any Subsidiary is in violation of or in default under any material Law or Order applicable to the Company or any Subsidiary or any of their respective Assets and Properties.

            2.13 Benefit Plans; ERISA.

            (a) Section 2.13(a) of the Disclosure Schedule contains a true and complete list and description as of the date hereof of each Benefit Plan, and identifies each such Benefit Plan that is a Qualified Plan.

            (b) Except as set forth in Section 2.13(b)(1) of the Disclosure Schedule, neither the Company nor any domestic Subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Except as set forth in Section 2.13(b)(2) of the Disclosure Schedule (which schedule may be prepared by Parent within 30 days of the date of this Agreement) no foreign subsidiary maintains or is obligated to provide benefits under any life, medical or health plan (other than as an incidental benefit under a Qualified Plan) which provides benefits to retirees or other terminated employees other than benefit continuation rights under COBRA

            (c) Except as set forth in Section 2.13(c) of the Disclosure Schedule, each Benefit Plan covers only employees who are employed by the Company or a Subsidiary (or former employees or beneficiaries with respect to service with the Company or a Subsidiary), so that the transactions contemplated by this Agreement will require no spin-off of assets and liabilities or other division or transfer of rights with respect to any such plan.

            (d) Except as set forth in Section 2.13(d) of the Disclosure Schedule, neither the Company, any Subsidiary, any Affiliate nor any other corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA (an "ERISA Affiliate") has at any time contributed to any "multiemployer plan", as that term is defined in Section 4001 of ERISA. Except as set forth in Section 2.13(d) of the Disclosure Schedule, with respect to each such "multiemployer plan" in which the Company, any Subsidiary or any ERISA Affiliate participates or has participated within the last five years, (A) neither the Company nor any Subsidiary or ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability or partial withdrawal liability; (B) neither the Company nor any Subsidiary or ERISA Affiliate has received any notice that any such plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that any such plan is insolvent; and (C) neither the Company nor any Subsidiary or ERISA Affiliate has failed to make any required contributions.

            (e) Each Benefit Plan is, and its administration is and has been since inception, in compliance with ERISA and the Code in all respects, except for such failures to comply which, individually or in the aggregate, could not reasonably be expected to result in a material liability.

            (f) All contributions and other payments required to be made by Parent, the Company or any Subsidiary to any Benefit Plan with respect to any period ending before or at or including the Closing Date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Company's financial statements in accordance with GAAP.

            (g) To the Knowledge of Parent, no transaction contemplated by this Agreement will result in material liability to the PBGC under Section 302(c)(ii), 4062, 4063, 4064 or 4069 of ERISA, with respect to the Company, any Subsidiary or any ERISA Affiliate.

            (h) To the Knowledge of Parent, there are no pending or threatened claims by or on behalf of any Benefit Plan, by any Person covered thereby, or otherwise, which allege violations of

Laws which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Business or Condition of the Company.

            (i) Except as set forth on Section 2.13(i) of the Disclosure Schedule, no event has occurred and no condition exists that (i) could subject the Company or any ERISA Affiliate to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations including, but not limited to the taxes imposed by Code sections 4971, 4972, 4975, 4977, 4979, 4980B, 4976(a) or fines imposed by ERISA sections 409 and 502(c) or (ii) could be deemed a reportable event within the meaning of ERISA section 4043 which could result in a material liability to the Company or any member of its Controlled Group (within the meaning of Section 414 of the Code) and no condition exists which could subject the Company or any member of its Controlled Group to a material fine under ERISA section 4071.

            (j) Except as set forth on Section 2.13(j) of the Disclosure Schedule, no Benefit Plan exists which could result in the payment to any Company or Subsidiary employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company or Subsidiary employee as a result of the transaction contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code section 280G.

            (k) Except as set forth on Section 2.13(k) of the Disclosure Schedule, with respect to each Benefit Plan which is not a multiemployer plan within the meaning of section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of October 1, 1995, the most recent valuation date, the assets of each such Benefit Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Benefit Plan on a termination and projected basis, based on the actuarial methods and assumptions indicated in the most recent actuarial valuation reports dated June 1996.

            (l) No "employer securities", "employer real property" (in each case, as defined in ERISA) or other property of the Company or a Subsidiary is included in the assets of any Benefit Plan.

            (m) Complete and correct copies of the following documents as in effect on the date hereof have been made available to Purchaser prior to the execution of this Agreement:

            (i) each Benefit Plan and any related trust agreements and insurance contracts;

            (ii) current summary plan descriptions of each Benefit Plan subject to ERISA;

            (iii) the most recent Form 5500 and schedules thereto for each Benefit Plan subject to ERISA reporting requirements;

            (iv) the most recent determination of the IRS with respect to the qualified status of each Qualified Plan;

            (v) the most recent accountings with respect to any Benefit Plan funded through a trust; and

            (vi) the most recent actuarial report of the qualified actuary of any Subject Defined Benefit Plan or any other Benefit Plan with respect to which actuarial valuations are conducted.

            2.14 Real Property. (a) Section 2.14(a) of the Disclosure Schedule contains a true and correct list as of the date hereof by address and form of ownership of (i) each parcel of real property owned by the Company or any Subsidiary which is material to the Business or Condition of the Company (including a legal description thereof), (ii) each parcel of real property leased by the Company or any Subsidiary which is material to the Business or Condition of the Company, and (iii) all Liens (other than Permitted Liens) relating to or affecting any parcel of real property referred to in clause (i).

            (b) Except as disclosed in Section 2.14(b) of the Disclosure Schedule, the Company or a Subsidiary has good title to each parcel of real property owned by it and referred to in clause (i) of paragraph (a) above free and clear of all Liens except for Permitted Liens. The Company or a Subsidiary is in possession of each such parcel of real property owned by it, together with all buildings, structures, facilities, fixtures and other improvements thereon. Except as specified in Section 2.14(b) of the Disclosure Schedule, with respect to the real property referred to in clause (i) of paragraph (a) above, there are no outstanding contracts involving in excess of $500,000 for any improvements which have not been fully paid and no outstanding contracts for the sale of such real property or any portion thereof or options or rights of first refusal to purchase such real property or any portion thereof.

            (c) The Company or a Subsidiary has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real properties leased by it as lessee under leases referred to in clause (ii) of paragraph (a) above for the full term of the lease thereof free and clear of all Liens except for Permitted Liens. Each such lease is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of Parent, of each other Person that is a party thereto and, except as set forth in Section 2.14(c) of the Disclosure Schedule, to the Knowledge of Parent, there is no material default, or events which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a material default, thereunder.

            (d) Parent has made available to Purchaser prior to the execution of this Agreement true and complete copies of (i) all deeds, leases, mortgages and deeds of trust and all amendments thereof, with respect to the real property referred to in clause (i) of paragraph (a) above and (ii) all leases (including any amendments and renewal letters) with respect to the real property referred to in clause (ii) of paragraph (a) above.

            (e) Except as disclosed in Section 2.14(e) of the Disclosure Schedule, the improvements on the real property identified in Section 2.14(a) of the Disclosure Schedule are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, are adequate and suitable for the purposes for which they are presently being used and, to the Knowledge of Parent, there are no condemnation or appropriation proceedings pending or threatened against any of such real property or the improvements thereon.

            (f) Section 2.14(f) of the Disclosure Schedule sets forth a true and complete list of all real property agreements (including any amendments thereto) pursuant to which the Company and the Subsidiaries lease, sublease or otherwise permit any third party to occupy any of the real property referred to in clauses
(i) and (ii) of paragraph (a) above (collectively, the "Third Party Leases"). Each of the Third Party Leases is in full force and effect and in each case free from defaults and events which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default, (by landlord or tenant thereunder) except in either instance for defaults which individually or in the aggregate would not have a material adverse effect on the Business or Condition of the Company.

            (g) Neither the Company nor any Subsidiary uses any fixtures, furniture, improvements, machinery or equipment in the operations of the Company or any Subsidiary which it does not own or lease. Except for molds and other equipment used by vendors to the Company, all items of fixtures, furniture, improvements, machinery and equipment used by the Company or the Subsidiaries are in the possession or under the control of the Company or the Subsidiaries and are located at one of the places of business of the Company or the Subsidiaries. All items of such fixtures, furniture, improvements, machinery and equipment have been constructed in workmanlike order and are in good operating condition free from defects or damage which would render them unfit for their continued use in the manner in which they are presently used, except for defects or damage which individually or in the aggregate would not have a material effect on the operations of the Company and its Subsidiaries, as presently conducted.

            2.15 Tangible Personal Property. The Company or a Subsidiary is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in and material to the Business or Condition of the Company. All such tangible personal property is free and clear of all Liens, other than Permitted Liens, Liens disclosed in Section 2.15 of the Disclosure Schedule and Liens that neither individually nor in the aggregate could reasonably be expected to have a material adverse effect on the Business or Condition of the Company, and is in all material respects in good working order and condition, ordinary wear and tear excepted.

            2.16 Intellectual Property Rights. Section 2.16 of the Disclosure Schedule discloses as of the date hereof, (a) all Intellectual Property used in and material to the Business or Condition of the Company or any Subsidiary and
(b) all Contracts granting a license with respect to such Intellectual Property to third parties. The Company or a Subsidiary either has all right, title and interest in or a valid and binding right under Contract to use the Intellectual Property disclosed in Section 2.16 of the Disclosure Schedule. All such material Contracts pursuant to which the Company has a right to use such Intellectual Property are identified in Section 2.16 of the Disclosure Schedule. No employee of the Company or any Subsidiary, or any independent contractor, subcontractor or any other agent has, to the Knowledge of Parent, any claims which interfere with the Company's or any Subsidiary's right, title or interest in such Intellectual Property. Except as disclosed in Section 2.16 of the Disclosure Schedule, as of the date hereof (i) the validity of the registrations with Governmental or Regulatory Authorities in respect of any material Intellectual Property owned by the Company or a Subsidiary and disclosed in Section 2.16 of the Disclosure Schedule is not being questioned in any Action or Proceeding to which the Company or any Subsidiary is a party, nor, to the Knowledge of Parent, is any such Action or Proceeding threatened, which, individually or in the aggregate with other such Actions or Proceedings reasonably could be expected to have a material adverse effect on the use of such Intellectual Property, (ii) there are no material restrictions on the direct or indirect transfer of any Contract, or any interest therein, held by the Company or any Subsidiary in respect of such material Intellectual Property, (iii) in the case of any such Intellectual Property held pursuant to Contract or licensed to third parties, the related Contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of Parent, of each other party thereto, and neither the Company nor any Subsidiary or, to the Knowledge of Parent, any other party thereto is in material violation or breach of or default under such Contract and (iv) to the Knowledge of Parent, such Intellectual Property is not being infringed by any other Person in any material respect. Except as disclosed in Section 2.16 of the Disclosure Schedule, as of the date hereof neither Parent, the Company nor any Subsidiary has received written notice that the Company or any Subsidiary is infringing any material Intellectual Property of any other Person in any material respect that has not been resolved and, to the Knowledge of Parent, neither the Company nor any Subsidiary is infringing any material Intellectual Property of any other Person.

            2.17 Contracts. (a) Section 2.17(a) of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list as of the date hereof of each of the following Contracts (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto, have been made available to Purchaser prior to the execution of this Agreement), to which the Company or any Subsidiary is a party or by which any of their respective Assets and Properties is bound:

            (i) all Contracts (excluding Benefit Plans) providing for a commitment of employment or consultation services for a specified or unspecified term exceeding 60 days or otherwise relating to employment or the termination of employment, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract;

            (ii) all Contracts (other than this Agreement and credit and other agreements to be terminated at or prior to the Closing) with any Person containing any provision or covenant prohibiting or materially limiting the ability of the Company or any Subsidiary to engage in any business activity or compete with any Person;

            (iii) all material partnership, joint venture, shareholders' or other similar Contracts with any Person;

            (iv) all Contracts relating to Indebtedness of the Company or any Subsidiary in excess of $3,000,000;

            (v) all Contracts with domestic distributors, dealers, manufacturer's representatives, sales agencies or franchises and endorsement contracts, which in any case involve the payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of more than $300,000 annually;

            (vi) all Contracts relating to the future disposition or acquisition of any Assets and Properties individually or in the aggregate material to the Business or Condition of the Company;

            (vii) all collective bargaining or similar labor Contracts;

            (viii) all Contracts (other than this Agreement, any Contract disclosed pursuant to clause (iv) above and credit and other agreements to be terminated at or prior to the Closing) that (A) limit or contain restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages or to engage in any merger or other business combination or (B) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

            (ix) any material Contract which is terminable by the other party thereto upon a change of control or recapitalization of the Company or one of the Subsidiaries or Affiliates;

            (x) any Contract between Parent and any of its Affiliates;

            (xi) all other Contracts (other than Benefit Plans, leases listed in Section 2.14(a) of the Disclosure Schedule, Contracts relating to Intellectual Property listed in Section 2.16 of the Disclosure Schedule and insurance policies listed in Section 2.19 of the Disclosure Schedule) that (A) involve the payment or potential payment, pursuant to the terms of any such Contract, by or to the Company or any Subsidiary of more than $250,000 annually or (B) cannot be terminated within sixty (60) days after giving notice of termination without resulting in any material cost or penalty to the Company or any Subsidiary.

            (b) Each material Contract is in full force and effect and constitutes a legal, valid, and binding agreement, enforceable in accordance with its terms, of the Company or a Subsidiary and, to the Knowledge of Parent, of each other party thereto. Except as disclosed in Section 2.17(b) of the Disclosure Schedule, neither the Company nor any Subsidiary and, to the Knowledge of Parent, any other party thereto is in violation or breach, in any material respect, or in default under any such Contract.

            2.18 Licenses. Section 2.18 of the Disclosure Schedule contains a true and complete list as of the date hereof of all Licenses (not otherwise disclosed in Section 2.16 of the Disclosure Schedule) used in and material to the Business or Condition of the Company (and all pending applications for any such Licenses), setting forth the grantor, the grantee, the function and the expiration and renewal date of each. Prior to the execution of this Agreement, Parent has made available to Purchaser true and complete copies of all such Licenses. Except as disclosed in Section 2.18 of the Disclosure Schedule, the Company and each Subsidiary owns or validly holds all such Licenses, each such License is valid, binding and in full force and effect and, to the Knowledge of Parent, neither the Company nor any Subsidiary is in default under any such License in any material respect.

            2.19 Insurance. Section 2.19 of the Disclosure Schedule contains a true and complete list as of the date hereof of all material current insurance policies that insure the business, operations or employees of the Company or any Subsidiary or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company or any Subsidiary. The Company's insurance coverage including the insurance coverage provided by any of the policies described in Section 2.19 of the Disclosure Schedule will not terminate or lapse by reason of the transactions contemplated by this Agreement. Each of the Company's insurance policies is valid and binding and in full force and effect, no premiums due thereunder have not been paid (within any applicable grace period) and neither the Company nor any Subsidiary has received any notice of cancellation or termination in respect of any such policy or is in default thereunder in any material respect.

            2.20 Affiliate Transactions. Except as disclosed in Section 2.20(a) of the Disclosure Schedule, (i) there is no Indebtedness between the Company or any Subsidiary, on the one hand, and Parent, any officer, director or Affiliate (other than the Company or any Subsidiary) of Parent, on the other, (ii) neither Parent nor any such officer, director or Affiliate provides or causes to be provided any assets, services or facilities to the Company or any Subsidiary,
(iii) neither the Company nor any Subsidiary provides or causes to be provided any assets, services or facilities to Parent or any such officer, director or Affiliate and (iv) neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Investment Assets issued by Parent or any such officer, director or Affiliate.

            2.21 Labor Relations. (a) Except as disclosed in Section 2.21(a) of the Disclosure Schedule, as of the date hereof (i) no employee of the Company or any Subsidiary is a member of a collective bargaining unit; (ii) to the Knowledge of Parent, there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of the Company or any Subsidiary and (iii) neither the Company nor any

Subsidiary is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the Company's employees, and no such contract or agreement is presently being negotiated. Except as disclosed in Section 2.21(a) of the Disclosure Schedule, since January 1, 1994 through the date hereof there has been no work stoppage, strike or other concerted action taken or, to the Knowledge of Parent, threatened, by employees of the Company or any Subsidiary.

            (b) Except as disclosed in Section 2.21(b) of the Disclosure Schedule, as of the date hereof neither the Company nor any Subsidiary has had a layoff of any of its employees which constitutes a "plant closing" or "mass layoff" under the Worker Adjustment and Retraining Notification Act of 1988, as amended.

            (c) Except as disclosed in Section 2.21(c) of the Disclosure Schedule, neither the Company nor any Subsidiary will have any liability under any benefit or severance policy, practice, agreement, plan or program, or under any applicable law or otherwise, as a result of the transactions contemplated by this Agreement.

            2.22 Environmental Matters. (a) Except as disclosed in Section 2.22(a) of the Disclosure Schedule, each of the Company and the Subsidiaries has obtained all material Licenses which are required under applicable Environmental Laws in connection with the conduct of the business or operations of the Company or such Subsidiary ("Environmental Permits"). No modification, revocation, reissuance, alteration, transfer, or amendment of any of the Environmental Permits, or any review by, or approval of, any third party of any of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of Company and the Subsidiaries following such consummation. Each of the Environmental Permits is in full force and effect and each of the Company and the Subsidiaries is and has been in material compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law and, to the Knowledge of Parent, there is no condition that could prevent or materially interfere with such compliance in the future.

            (b) Except as disclosed in Section 2.22(b) of the Disclosure Schedule, as of the date hereof, no notification of a material Release of a Hazardous Material has been made by or on behalf of the Company or any Subsidiary and no site or facility now or previously owned, operated or leased by the Company or any Subsidiary is listed or proposed for listing on the NPL, CERCLIS or any similar state or local list of sites requiring material investigation or clean-up.

            (c) Except as disclosed in Section 2.22(c) of the Disclosure Schedule, as of the date hereof, neither the Company nor any Subsidiary has received any Environmental Claim, and neither the Company nor any Subsidiary is aware, after reasonable inquiry, of any threatened Environmental Claim.

            (d) Except as disclosed in Section 2.22(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has entered into, has agreed to, or is subject to any Order or other similar requirement of any Governmental or Regulatory Authority under any Environmental Law, including without limitation those relating to compliance with Environmental Laws or to investigation, cleanup, remediation or removal of Hazardous Materials.

            (e) Except as disclosed in Section 2.22(e) of the Disclosure Schedule, there are no Hazardous Materials currently or formerly present at or about any site or facility currently or formerly owned, operated or leased by the Company or any Subsidiary that could reasonably be expected to give rise to material liability under any Environmental Law.

            (f) Except as disclosed in Section 2.22(f) of the Disclosure Schedule, Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any site or facility currently or formerly owned, operated, leased or otherwise used by the Company or any Subsidiary, in violation of, or in a manner or to a location that could reasonably be expected to give rise to material liability under, any Environmental Law.

            (g) Except as disclosed in Section 2.22(g) of the Disclosure Schedule, neither the Company nor any Subsidiary has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws.

            (h) To the Knowledge of Parent, none of the matters relating to
Section 2.22 of this Agreement that are listed in the Disclosure Schedule would have, individually or in the aggregate, a material adverse effect on the Business or Condition of the Company.

            (i) As used herein:

            (i) "Environmental Claim" means any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging material liability or material potential liability (including without limitation material liability or material potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Material at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit, or (iii) otherwise relating to obligations or liabilities under any Environmental Law.

            (ii) "Environmental Law" means any Law or Order as in effect on the date hereof of any Governmental or Regulatory Authority relating to the regulation or protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment; and

            (iii) "Hazardous Material" means (A) any petroleum or petroleum products, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls
      (PCBs) and (B) any chemicals or other materials or substances which as of the date hereof are defined as or included in the definition of "hazardous substances," "hazardous wastes," "toxic substances," or words of similar import, under any Environmental Law.

            2.23 Product Liability Claims. Section 2.23 of the Disclosure Schedule sets forth a summary as of the date hereof of each Product Liability Claim (as defined below) in excess of $250,000 paid by or, to the Knowledge of Parent, on behalf of the Company or any Subsidiary during the past three fiscal years, and each outstanding Product Liability Claim in excess of $250,000. Except as set forth in Section 2.23 of the Disclosure Schedule, to the Knowledge of Parent, there are no design or manufacturing defects in any of the products previously sold or currently being manufactured by the Company or any Subsidiary which could reasonably be expected to result in future Product Liability Claims that, individually or in the aggregate, would have a material adverse effect on the Business or Condition of the Company. For purposes of this Section 2.23, the term "Product Liability Claim" shall mean any claim arising out of any injury to an individual or property as a result of the ownership, possession, or use of any product manufactured, sold, or delivered by the Company or any Subsidiary.

            2.24 Product Recalls. Section 2.24 of the Disclosure Schedule sets forth a summary as of the date hereof of each product recall of products manufactured or sold by the Company or any Subsidiary during the past five fiscal years, describing in each case the nature of the problem giving rise to such recall, whether such recall was voluntary or by order of a Governmental or Regulatory Authority, the number of products recalled, and the aggregate costs incurred for each such recall. Except as set forth in Section
2.24 of the Disclosure Schedule, to the Knowledge of Parent, there are no defects which could reasonably be expected to result in a future recall of products manufactured or sold by the Company or any Subsidiary prior to the Closing Date.

            2.25 Absence of Undisclosed Liabilities. Neither the Company nor any Subsidiary has any liabilities or obligations, whether currently due, accrued, direct or indirect, matured or unmatured, absolute, contingent or otherwise, of a nature required under GAAP to be reflected or reserved against in the financial statements or otherwise reflected or reserved against in the notes or schedules thereto, other than: (i) liabilities fully and adequately reflected or reserved against in the June 30, 1996 Balance Sheet or otherwise specifically disclosed in the Disclosure Schedule, (ii) liabilities incurred in the ordinary course of business and consistent with past experience since June 30, 1996; and
(iii) liabilities incurred in connection with the acquisition of certain assets of Etonic Inc.

            2.26 Brokers. Except for Morgan Stanley & Co. Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, whose fees, commissions and expenses are the sole responsibility of Parent, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Parent directly with Purchaser without the intervention of any Person on behalf of Parent in such manner as to give rise to any valid claim by any Person against Purchaser, the Company or any Subsidiary for a finder's fee, brokerage commission or similar payment.

            2.27 Etonic Schedules. The disclosure schedules to the Asset Purchase Agreement, dated July 25, 1996, between Etonic, Inc., EAC Acquisition Corporation, EWW Corporation and EAC Holdings Corporation (the "Etonic Purchase Agreement Disclosure Schedules") previously delivered to Purchaser are hereby incorporated by reference herein as additional disclosure in respect of the representations and warranties set forth in this Article II.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser hereby represents and warrants to Parent as follows:

            3.01 Corporate Existence. Purchaser is a limited partnership duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Purchaser has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

            3.02 Authority. The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized by the general partner of Purchaser, no other action on the part of Purchaser being necessary. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors rights generally or by general equitable principles relating to enforceability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            3.03 No Conflicts. The execution and delivery by Purchaser of this Agreement do not, and the performance by Purchaser of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

            (a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the certificate of limited partnership or by-laws (or other comparable documents) of Purchaser;

            (b) subject to obtaining the consents, approvals and actions, making the filings and giving the notices disclosed in Schedule 3.04 hereto, conflict with or result in a violation or breach of any term or provision of any Law or Order applicable to Purchaser or any of its Affiliates or any of their respective Assets and Properties (other than such conflicts, violations or breaches which could not in the aggregate reasonably be expected to adversely affect the validity or enforceability of this Agreement); or

            (c) except as disclosed in Schedule 3.03 hereto (i) conflict with or result in a violation or breach of or constitute a default under or (ii) require Purchaser or any of its Affiliates to obtain any consent, approval or action of, make any filing with or give any notice to, any Person as a result or under the terms of any Contract or License to which Purchaser or any of its Affiliates is a party or by which any of their respective Assets and Properties is bound, except for such conflicts, violations, breaches or defaults, which in the aggregate could not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate any of the transactions contemplated by this Agreement.

            3.04 Governmental Approvals and Filings. Except as disclosed in
Schedule 3.04 hereto, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of Purchaser or any of its Affiliates is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

            3.05 Legal Proceedings. There are no Actions or Proceedings pending or, to the knowledge of Purchaser, threatened against, relating to or affecting Purchaser or any of its Affiliates or any of their respective Assets and Properties which could reasonably be expected to result in the issuance of an Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            3.06 Purchase for Investment. The Acquired Shares will be acquired by Purchaser (or, if applicable, its assignee pursuant to Section 14.10) for its own account for the purpose of investment, it being understood that the right to dispose of such Acquired Shares shall be entirely within the discretion of Purchaser (or such assignee, as the case may be). Purchaser (or such assignee, as the case may be) will refrain from transferring or otherwise disposing of any of the Acquired Shares, or any interest therein, in such manner as to cause the Company to be in violation of the registration requirements of the Securities Act or applicable state securities or blue sky laws.

            3.07 Brokers. Except for Merrill Lynch & Co., whose fees, commissions and expenses shall be paid by the Company after the Closing, all negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Purchaser directly with Parent without the intervention of any Person on behalf of Purchaser in such manner as to give rise to any valid claim by any Person against Parent for a finder's fee, brokerage commission or similar payment.

            3.08 Financing. Purchaser has obtained letters from financing sources with respect to the Financing, true and complete copies of which have been delivered to the Company.

            3.09 Exon-Florio. Purchaser is not a "foreign person" for purposes of the Exon-Florio Amendment.

                                   ARTICLE IV

                               COVENANTS OF PARENT

            Parent covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing, Parent will comply with all covenants and provisions of this Article IV, except to the extent Purchaser may otherwise consent in writing.

            4.01 Regulatory and Other Approvals. Parent will, and will cause the Company and the Subsidiaries to, (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Parent, the Company or any Subsidiary to consummate the transactions contemplated hereby, including without limitation those described in Sections 2.06 and 2.07 of the Disclosure Schedule, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and (c) provide reasonable cooperation to Purchaser in connection with the performance of its obligations under Sections 5.01 and 5.02. Parent will provide prompt notification to Purchaser when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Purchaser of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

            4.02 HSR Filings. In addition to and not in limitation of Parent's covenants contained in Section 4.01, Parent will promptly take all actions necessary to make the filings required of Parent or its Affiliates under the HSR Act, (b) comply at the earliest practicable date with any request for additional information received by Parent or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (c) cooperate with Purchaser in connection with Purchaser's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

            4.03 Investigation by Purchaser. Parent will, and will cause the Company and the Subsidiaries to, (a) provide Purchaser and its officers, employees, counsel, accountants, financial advisors, consultants (including environmental consultants) and other representatives (together, "Representatives") with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company and the Subsidiaries and their Assets and Properties and Books and Records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or the Subsidiaries and (b) furnish Purchaser and such other Persons with all such information and data (including without limitation copies of Contracts, Benefit Plans and other Books and Records) concerning the business and operations of the Company and the Subsidiaries as Purchaser or any of such other Persons reasonably may request in connection with such investigation, except to the extent that furnishing any such information or data would violate any Law, Order, Contract or License applicable to Parent, the Company or any Subsidiary or by which any of their respective Assets and Properties is bound.

            4.04 Conduct of Business. (a) Except for the transactions contemplated by this Agreement or as otherwise consented to in writing by Purchaser, which consent shall not be unreasonably withheld, Parent will cause the Company and the Subsidiaries to conduct business only in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, Parent will cause the Company and the Subsidiaries to use commercially reasonable efforts, to the extent the officers of the Company and the Subsidiaries believe such action to be in the best interests of the Company and the Subsidiaries, to (i) preserve intact the present business organization and reputation of the Company and the Subsidiaries in all material respects and
(ii) maintain the Assets and Properties of the Company and the Subsidiaries in good working order and condition, ordinary wear and tear excepted.

            (b) The Working Capital of the Company and the Subsidiaries on the Closing Date ("Closing Date Working Capital") shall not be less than $93 million or more than $97 million. For purposes of this Section 4.04(b), Working Capital shall mean, as of any date of determination on a consolidated basis consistent with the preparation of the audited consolidated balance sheet of Spalding as of September 30, 1995, the sum of (i) trade accounts receivable and (ii) inventories, less (iii) the current liabilities of Spalding after excluding (A) indebtedness of Spalding (other than bankers acceptances arising in connection with the purchase of inventory) and (B) income taxes. As soon as practicable following the Closing Date, but in any event within 60 days thereafter, Purchaser shall prepare a calculation of Closing Date Working Capital (the "Closing Date Working Capital Calculation") and shall deliver the Closing Date Working Capital Calculation to Parent. Parent shall, within 30 days after the delivery by Purchaser of the Closing Date Working Capital Calculation, complete their review of the calculation and shall in a written notice to Purchaser, either accept the calculation or describe in reasonable detail any proposed adjustments to the Closing Date Working Capital Calculation and the reasons therefor. If no notice is received by Purchaser within such 30-day period, Parent will be deemed to have accepted the Closing Date Working Capital Calculation. Purchaser and Parent shall negotiate in good faith to resolve any disputes over any proposed adjustment to the Closing Date Working Capital Calculation raised by Parent; provided, that if they are unable to resolve any disputes over any proposed adjustments within 15 days following Purchaser's receipt of Parent's proposed adjustments, Purchaser and Parent shall engage Price Waterhouse, or select jointly a mutually acceptable nationally recognized independent public accounting firm to resolve such disputes, which resolution shall be final and binding. The fees and expenses of such accounting firm shall be shared equally by Purchaser and Parent. Within 5 business days of the acceptance of the Closing Date Working Capital Calculation by Parent or the resolution of any disputes arising out of any proposed adjustments, (i) Parent shall pay to Purchaser immediately available funds equal to the amount by which the Closing Date Working Capital, as set forth on the Closing Date Working Capital Calculation, is less than $93 million or (ii) Purchaser shall pay to Parent immediately available funds equal to the amount by which the Closing Date Working Capital, as set forth on the Closing Date Working Capital Calculation is more than $97 million.

          (c) Except as set forth in Section 4.04(c) of the Disclosure Schedule, or otherwise consented to in writing by Purchaser, which consent shall not be unreasonably withheld, Parent will cause the Company and the Subsidiaries to conduct their respective businesses substantially in accordance with the 1996 financial outlook provided to Purchaser or any update thereof provided to Purchaser, which, to the extent it changes in any material respect from the financial outlook then in effect, shall be consented to by Purchaser, which consent shall not be unreasonably withheld, and the 1997 Operating Plan.

            4.05 Certain Restrictions. Except in connection with transactions contemplated by Section 4.04 or except as disclosed in Section 4.04(c) of the Disclosure Schedule, Parent will cause the Company and the Subsidiaries to refrain from:

            (a) amending their certificates or articles of incorporation or by-laws (or other comparable corporate charter documents) or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution of any such corporation;

            (b) authorizing, issuing, selling or otherwise disposing of any shares of capital stock or other equity, interests or options of the Company or any Subsidiary, or modifying or amending any right of any holder of outstanding shares of capital stock of the Company or any Subsidiary;

            (c) declaring, setting aside or paying any dividend or other distribution in respect of the capital stock of the Company or any Subsidiary, or directly or indirectly redeeming, purchasing or otherwise acquiring any capital stock of the Company or any Subsidiary not wholly owned, directly or indirectly, by the Company (other than the acquisition of shares held by the management);

            (d) other than in the ordinary course of business, acquiring or disposing of, or incurring any Lien (other than a Permitted Lien) on, any material Assets and Properties;

            (e) other than in the ordinary course of business, voluntarily assuming, incurring or guaranteeing Indebtedness except as permitted under paragraph (l) below;

            (f) except to the extent required by applicable Law, making any material change in accounting, financial reporting, Tax practice or policy;

            (g) making any change in its fiscal year;

            (h) entering into or amending any tax sharing agreements or arrangements to which the Company and any Subsidiary is a party, except entering into tax sharing agreements with EAC Holdings Corporation, EAC Acquisition Corporation, Etonic Worldwide Corporation and EWW Lisco, Inc.;

            (i) cancelling or compromising any debts owed to it other than in the ordinary course of business or waiving or releasing any rights of material value;

            (j) amending, modifying or terminating any policies of title, liability, fire, worker's compensation, property, products liability and any other insurance covering the Assets and Properties or the operations of the Company or any Subsidiary;

            (k) amending, modifying or terminating or entering into any material contract, commitment, lease or agreement to which any of the Company or any of the Subsidiaries or its Assets and Properties is bound, other than in the ordinary course of business consistent with past practice;

            (l) entering into any Contract with Parent or any of Parent's officers, directors or Affiliates (other than the Subsidiaries), except for borrowings under the Interim Credit Agreement and loans under the Bothwell Notes and the Pack-A-Snack Note which borrowings shall be paid at the Closing;

            (m) settling or otherwise compromising any Tax audit or proceeding;

            (n) purchasing the securities (except short-term debt securities for investment purposes) of any other Person;

            (o) closing any plants or facilities;

            (p) entering into any material partnership, joint venture or other material similar transaction; and

            (q) entering into any Contract or otherwise agreeing to do or engage in any of the foregoing.

            4.06 Affiliate Transactions. Except as set forth in Section 4.06 of the Disclosure Schedule, prior to or concurrently with the Closing, all Indebtedness and other amounts owing under Contracts between Parent, any officer, director or Affiliate (other than the Company or any Subsidiary) of Parent, on the one hand, and the Company or any Subsidiary, on the other, will be paid in full and Parent will terminate and will cause any such officer, director or Affiliate to terminate each Contract with the Company or any Subsidiary.

            4.07 Employee Matters. Except as may be required by applicable Laws, Parent will refrain, and will cause the Company and the Subsidiaries to refrain, from directly or indirectly:

            (a) making any material representation or promise, oral or written, to any officer or employee of the Company or any of the Subsidiaries concerning any Benefit Plan, except for statements as to the rights or accrued benefits of any officer or employee under the terms of any Benefit Plan;

            (b) making any increase in the salary, wages or other compensation of any officer or employee of the Company or any of the Subsidiaries or make any bonus payments, except (i) for normal increases or bonus payments in the ordinary course of business consistent with past practice or (ii) pursuant to existing Contracts; and

            (c) other than in the ordinary course of business, in connection with the acquisition of certain assets of Etonic Inc., pursuant to transactions contemplated by Section 4.04 or to the extent required by applicable Laws, adopting, entering into or becoming bound by any Benefit Plan, employment-related Contract or collective bargaining agreement, or amending, modifying or terminating (partially or completely) any such Benefit Plan, employment-related Contract or collective bargaining agreement.

            Parent will cause the Company and each Subsidiary to administer each Benefit Plan, or cause the same to be administered, in all material respects in accordance with applicable law. Parent will promptly notify Purchaser of the receipt of any notice of investigation or administrative proceeding by the IRS, the United States Department of Labor, Pension Benefit Guaranty Corporation or other governmental agency involving any Benefit Plan.

            4.08  Financial Statements and Reports.

            (a) As promptly as practicable and in any event no later than forty-five (45) days after the end of each fiscal month ending after the date hereof and before the Closing Date

(other than the last fiscal month) or ninety (90) days after the end of each fiscal year ending after the date hereof and before the Closing Date, as the case may be, Parent will deliver to Purchaser true and complete copies of (in the case of any such fiscal year) the audited and (in the case of any such fiscal month) the unaudited consolidated and consolidating balance sheets, and the related audited or unaudited consolidated and consolidating statements of earnings, shareholders' equity (in the case of audited statements only) and cash flows, of each of the Company, Spalding and its consolidated subsidiaries, in each case, as of and for the fiscal year then ended or as of and for each such fiscal month and the portion of the fiscal year then ended, as the case may be, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the financial statements referred to in Section 2.09.

            (b) As promptly as practicable, Parent will deliver to Purchaser true and complete copies of such other regularly-prepared financial statements, reports and analyses as may be prepared by Parent, the Company or any Subsidiary relating to the business or operations of the Company or any Subsidiary and delivered to the lenders under the Credit Agreements.

            4.09 No Shopping. Parent shall not and shall not permit any of its agents or representatives (including, without limitation, investment bankers, attorneys and accountants) and shall not permit any of the officers, employees, agents, affiliates and representatives of the Company or any Subsidiary to, directly or indirectly, (i) solicit, initiate or encourage the submission of any inquiries, indications of interest, proposals of offers from any corporation, partnership, person, entity or group, other than Purchaser (collectively, "Third Parties"), concerning the sale of any equity security of, or any other interest in, the Company or any Subsidiary, the sale of any assets of the Company or any Subsidiary (other than sales in the ordinary course of business or any matters specifically disclosed in the Disclosure Schedule hereto) or any merger, recapitalization or other business combination transaction involving the Company or any of its Subsidiaries (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding, or enter into any agreements or understandings relating to, any of the foregoing with, or provide any information concerning the Company, its Subsidiaries or any of the foregoing to, any Third Parties including any Third Parties that the Parent had conducted negotiations with prior to the date of this Agreement, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Third Party to do or seek any of the foregoing. Prior to the Closing, at Purchaser's request, Parent shall use its best efforts to cause the Company to cause the destruction or return of all non-public, confidential or proprietary information concerning the Company and the Subsidiaries provided to potential purchasers of the Company or the assets thereof. Parent will immediately notify Purchaser after the receipt by it or any of its agents of any inquiry, indication of interest, proposal or offer with respect to an Acquisition Proposal by any Third Party and will immediately deliver to Purchaser any written documentation relating thereto.

            4.10 Disclosure. Parent shall promptly notify Purchaser of, and furnish Purchaser any information Purchaser may reasonably request with respect to the occurrence, to the Knowledge of Parent, of any event or condition or the existence of any fact that would cause any of the conditions to Purchaser's obligations to consummate the transactions contemplated by this Agreement not to be fulfilled.

            4.11 No Competition. During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date, Parent will not, and will cause any Affiliate not to, directly or indirectly conduct or engage in any business that competes, directly or indirectly, with the business of the Company or any Subsidiary as conducted as of the Closing Date (the "Restricted Business"). Notwithstanding the foregoing, neither Parent nor any of its existing or future Affiliates shall be in violation of this Section 4.11 if it owns less than 5% of the equity securities of any business that is engaged in the Restricted Business.

            4.12 Financing. Parent shall provide, and will cause the Company and the Subsidiaries and its and their respective officers and employees to provide, all necessary cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at or after the Closing in respect of the transactions contemplated by this Agreement, including without limitation, the preparation of audited financial statements in a form meeting the requirements of Regulation S-X of the Securities Act, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested agreements, certificates or documents, including any indemnity agreements or any certificates of officers of the Company with respect to solvency matters, as may be requested by Purchaser. Parent agrees to use its best efforts to (i) cause Deloitte & Touche LLP to assist in the preparation of any financial statements required with respect to the Financing and (ii) obtain from Deloitte & Touche LLP its consent to the inclusion of any statements or reports prepared by it which relate to the transactions contemplated hereby in documents that may be filed with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act by any of the parties hereto or their respective affiliates. The parties acknowledge that the payment of any fees by the Company in connection with any commitment letters shall be subject to the occurrence of the Closing. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Purchaser, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing Indebtedness of the Company to be repaid at the Closing; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with the Closing.

            Parent shall cooperate with any reasonable requests of Purchaser or the SEC related to the recording of the transactions contemplated hereby as a recapitalization for financial reporting purposes, including, without limitation, to assist Purchaser and its affiliates with any presentation to the SEC with regard to such recording and to include appropriate disclosure with regard to such recording in all filings with the SEC in connection with the transactions contemplated hereby. In furtherance of the foregoing, Parent shall cause the Company to provide to Purchaser for the prior review of Purchaser's advisors any description of the transactions contemplated by this Agreement which is meant to be disseminated.

            4.13 Fulfillment of Conditions. Parent will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Purchaser contained in this Agreement and will not, and will not permit the Company or any Subsidiary to, take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

            4.14 Post-Closing Status of the Company. Upon consummation of the transactions contemplated by this Agreement, the Company shall not own any assets other than the shares of Spalding and EAC Holdings Corporation, EAC Acquisition Corporation, Etonic Worldwide Corporation and EWW Lisco, Inc. and shall not have any liabilities other than the liabilities related to the transactions contemplated by this Agreement.

                                    ARTICLE V

                             COVENANTS OF PURCHASER

            Purchaser covenants and agrees with Parent that, at all times from and after the date hereof until the Closing and, in the case of Section 5.03, thereafter, Purchaser will comply with all covenants and provisions of this
Article V, except to the extent Parent may otherwise consent in writing.

            5.01 Regulatory and Other Approvals. Purchaser will (a) take all commercially reasonable steps necessary or desirable to obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other Person required of Purchaser to consummate the transactions contemplated hereby, including without limitation those described in Schedules 3.03 and 3.04 hereto, (b) provide such other information and communications to such Governmental or Regulatory Authorities or other Persons as such Governmental or Regulatory Authorities or other Persons may reasonably request in connection therewith and
(c) provide reasonable cooperation to Parent, the Company and the Subsidiaries in connection with the performance of their obligations under Sections 4.01 and
4.02. Purchaser will provide prompt notification to Parent when any such consent, approval, action, filing or notice referred to in clause (a) above is obtained, taken, made or given, as applicable, and will advise Parent of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any Governmental or Regulatory Authority or other Person regarding any of the transactions contemplated by this Agreement.

            5.02 HSR Filings. In addition to and without limiting Purchaser's covenants contained in Section 5.01, Purchaser will (i) promptly take all actions necessary to make the filings required of Purchaser or its Affiliates under the HSR Act, (ii) comply at the earliest practicable date with any request for additional information received by Purchaser or its Affiliates from the Federal Trade Commission or the Antitrust Division of the Department of Justice pursuant to the HSR Act and (iii) cooperate with Parent in connection with Parent's filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement commenced by either the Federal Trade Commission or the Antitrust Division of the Department of Justice or state attorneys general.

            5.03 Indemnification of Directors and Officers. (a) Until the tenth anniversary of the Closing Date, Purchaser will not, nor will it permit any of its subsidiaries (including the Company and the Subsidiaries) to, take any action to amend any provision of the certificate of incorporation or by-laws (or other comparable corporate documents) of the Company and the Subsidiaries relating to the elimination of the personal liability of directors or to reduce or limit the rights of indemnity afforded to the present and former directors, officers, employees and agents of the Company and the Subsidiaries, or the ability of the Company and the Subsidiaries to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights of indemnity or the ability to indemnify; provided, however, that, in the event any claim or claims are asserted or made within such ten-year period, all rights to indemnification in respect of any such claim or claims shall continue until the final disposition of such claim or claims. Any determination required to be made against such Person with respect to whether the conduct of any such director, officer or employee complies with the standards set forth in the certificate of incorporation or by-laws (or other comparable corporate documents) of the Company and the Subsidiaries or under any indemnification agreements or otherwise shall be made by independent counsel reasonably selected by counsel to the Company and counsel to such director, officer or employee.

            (b) The Company shall maintain in effect, for not less than six years from the Closing Date, the directors' and officers' liability insurance and the fiduciary liability insurance in respect of the present and former directors and officers of the Company and the Subsidiaries at current levels, provided, that such coverage remains available on commercially reasonable terms and, provided, further, that if such coverage is not available on commercially reasonable terms, the Company shall purchase such amount of coverage as is available on commercially reasonable terms.

            (c) In the event that the Company or any of the Subsidiaries effects a merger, consolidation, sale of all or substantially all the assets, liquidation or dissolution of any such corporation, then in each such case, proper provision shall be made so that the Company, the Subsidiaries or their respective successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.03.

            5.04 Disclosure. Purchaser shall promptly notify Parent of, and furnish Parent any information Parent may reasonably request with respect to the occurrence, to the knowledge of Purchaser, of any event or condition or the existence of any fact that would cause any of the conditions to Parent's obligations to consummate the purchase and sale of the Shares not to be fulfilled.

            5.05 Fulfillment of Conditions. Purchaser will take all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the obligations of Parent contained in this Agreement and will not take or fail to take any action that could reasonably be expected to result in the nonfulfillment of any such condition.

            5.06 Financing. (a) The Purchaser hereby agrees to use its commercially reasonable efforts, subject to normal conditions, to arrange the Financing including, subject to normal conditions, using its commercially reasonable efforts (i) to assist the Company in the negotiation of definitive agreements with respect thereto and (ii) to satisfy all conditions applicable to Purchaser in such definitive agreements. Purchaser will keep the Company informed of the status of its efforts to arrange the Financing, including making reports with respect to significant developments. Purchaser will be under no obligation under any circumstances to be capitalized with equity of more than $200 million.

                                   ARTICLE VI

                      CONDITIONS TO OBLIGATION OF PURCHASER

            The obligation of Purchaser hereunder to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Purchaser in its sole discretion):

            6.01 Representations and Warranties. The representations and warranties made by Parent in this Agreement shall be true and correct, in all material respects, on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

            6.02 Performance. Parent shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Parent at or before the Closing.

            6.03 Officer's Certificates. Parent shall have delivered to Purchaser a certificate, dated the Closing Date and executed in the name of and on behalf of Parent by a Managing Director of Parent, and a certificate, dated the Closing Date and executed by the Secretary or any Assistant Secretary of Parent, certifying that the conditions set forth in Sections 6.01 and 6.02 have been satisfied.

            6.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            6.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Purchaser and Parent to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

            6.06 Indebtedness. The obligations of the Company and the Subsidiaries under the Credit Agreements, the Etonic Notes, and the other Indebtedness to be paid at Closing as set forth on Section 1.02 of the Disclosure Schedule shall have been paid in full and written releases of the Guaranties and Liens on the

Assets and Properties of the Company and the Subsidiaries under the Credit Agreements, the Etonic Notes, the Guaranties and the documents relating to the other Indebtedness shall have been obtained.

            6.07 Pueblo Shares. The shares of Pueblo held by the Company shall have been disposed of and no longer be an asset or liability of the Company or any of the Subsidiaries.

            6.08 Opinion of Counsel. Purchaser shall have received the opinion of Milbank, Tweed, Hadley & McCloy, New York counsel to Parent and the Company, dated the Closing Date, in form and substance reasonably satisfactory to Purchaser and concerning matters reasonably requested by Purchaser.

            6.09 Environmental Diligence. Purchaser shall have received an environmental assessment report in form and substance reasonably satisfactory to Purchaser with respect to the representations and warranties of Parent herein as to the environmental hazards, conditions, liabilities or potential liabilities to which the Company, the Subsidiaries, and the properties currently or formerly owned, leased or operated by the Company or its Subsidiaries may be subject.

            6.10 Financing. The Company shall have received the proceeds of the Financing on terms reasonably satisfactory to Purchaser in an amount sufficient to (i) consummate the transactions contemplated hereby, (ii) pay any fees and expenses in connection with such transactions and (iii) provide for the working capital needs of the Company and the Subsidiaries.

            6.11 Pending Litigation. There shall not be pending or threatened by any Governmental or Regulatory Authority or any other person any suit, action or proceeding challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or seeking to obtain from Parent, Purchaser or any of their affiliates any damages that are material to any such party, or which could reasonably have a material adverse effect on the Business or Condition of the Company.

            6.12 Share Repurchases. The Management Shares, and any other shares of Spalding not owned by the Company, shall have been repurchased by the Company pursuant to the Management Share Repurchase Agreement.

            6.13 Trademarks. The execution of appropriate instruments of assignment in favor of the Company or its designee of all trademarks, other intellectual property and trademark rights owned by Sahara and relating to the Company or the subsidiaries shall have been completed.

            6.14 Shareholders Agreement. The Shareholders Agreement shall have been executed by Parent, the Company and Purchaser.

            6.15 Resignation of Directors. All directors of the Company and any Subsidiary whose resignations shall have been requested by Purchaser not less than five Business Days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

            6.16 Letter of Credit; Escrow. The Letter of Credit shall have been issued and/or escrow funds deposited in accordance with the provisions of
Section 11.05.

                                   ARTICLE VII

                       CONDITIONS TO OBLIGATION OF PARENT

            The obligation of Parent hereunder to consummate the transactions contemplated by this Agreement to be consummated by it is subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by Parent in its sole discretion):

            7.01 Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date.

            7.02 Performance. Purchaser shall have performed and complied with, in all material respects, the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing.

            7.03 Officer's Certificates. Purchaser shall have delivered to Parent a certificate, dated the Closing Date and executed in the name of and on behalf of Purchaser by the General Partner of Purchaser, certifying that the conditions set forth in Sections 7.01 and 7.02 have been satisfied.

            7.04 Orders and Laws. There shall not be in effect on the Closing Date any Order or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            7.05 Regulatory Consents and Approvals. All consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority necessary to permit Parent and Purchaser to perform their obligations under this Agreement and to consummate the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any Governmental or Regulatory Authority necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act, shall have occurred.

            7.06 Stockholders Agreement. The Stockholders Agreement shall have been executed by Purchaser.

                                  ARTICLE VIII

                                   TAX MATTERS

            8.01. Indemnity for Taxes. (a) From and after the Closing Date, Parent agrees to indemnify and hold harmless Purchaser, the Company and the Subsidiaries against the following Taxes and, against any loss, damage, liability or expense, including, but not limited to, reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Company or a Subsidiary with respect to taxable years or periods ending on or before September 30, 1996;
(ii) Taxes imposed on any member of any affiliated group (other than the Company or a Subsidiary) with which the Company or any Subsidiary files or has filed a Tax Return on a consolidated, combined or unitary basis for a taxable year or period ending on or before the Closing Date; (iii) Taxes with respect to transactions or activities outside the ordinary course of business occurring between September 30, 1996 and the Closing Date, including without limitation, withholding taxes, Taxes arising under Section 311 of the Code and real estate recording and transfer taxes arising out of the redemption of shares and distribution of property pursuant to Section 1.03 hereof after taking into account any carryforwards to the extent allowable and Taxes relating to any gains associated with the EAC preferred stock after taking into account any carryforwards to the extent allowable; (iv) Taxes or additional Taxes imposed on Purchaser, the Company or any Subsidiary as a result of a breach of the representations and warranties set forth in Section 2.10 of this Agreement or of the covenants contained in this Article VIII; or (v) Taxes or other payments required to be made after the date hereof by the Company or any Subsidiary to any party (other than the Company or any Subsidiary) under any Tax sharing, indemnity or allocation agreement in existence on or prior to the Closing Date (whether or not written) other than Tax indemnities contained in equipment leases; provided, however, that Parent shall have no obligation to indemnify against, or pay or cause to be paid, any Taxes imposed on the Company or the Subsidiaries for the taxable periods ending on or before September 30, 1995 hereunder until such time as, and to the extent that, the amount of such Taxes exceeds the amount that has been reserved for by the Company and the Subsidiaries as a long term liability on their financial statements as of June 30, 1996 (which is approximately $2.4 million), less payments made to taxing authorities subsequent to such date with respect to tax audits and examinations for periods ending on or before September 30, 1995 (the "Tax Reserve") and provided further, that Parent shall be entitled to any refunds with respect to the taxable year ending on September 30, 1996.

            (b) Except as provided in Section 8.01(a)(iii) from and after the Closing Date, Purchaser, the Company and the Subsidiaries shall indemnify and hold harmless Parent from and against any Taxes imposed on the Company or any Subsidiary in respect of any taxable year or period that begins after September 30, 1996, the Taxes of the Company or any Subsidiary which are not allocable to Parent pursuant to Section 8.02 below and any Taxes of the Purchaser for any tax period. Purchaser, the Company and the Subsidiaries shall also indemnify and hold harmless Parent, except as otherwise provided in Section 8.03 hereof, against any loss, damage, liability or expense, including, without limitation, reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes.

            8.02. Apportionment of Taxes. (a) In order to apportion appropriately any Taxes relating to any taxable year or period that begins prior to and ends after September 30, 1996, the parties hereto shall, to the extent permitted under applicable law, elect with the relevant Taxing authority to treat for all purposes, September 30, 1996 as the last day of the taxable year or period of the Company and the Subsidiaries, and such period shall be treated as a short taxable year for purposes of this Article VIII.

            (b) In any case where applicable law does not permit the Company or any Subsidiary to treat September 30, 1996 as the last day of the taxable year or period of the Company or the Subsidiary, as the case may be, with respect to Taxes that are payable with respect to such period, the portion of any such Tax that is allocable to the portion of such period ending on September 30, 1996 shall be:

            (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 8.06), deemed equal to the amount which would be payable if the taxable year or period ended on September 30, 1996 (except that, solely for purposes of determining the marginal tax rate applicable to income or receipts during such period in a jurisdiction in which such tax rate depends upon the level of income or receipts, annualized income or receipts may be taken into account, if appropriate, for an equitable sharing of such Taxes); and

            (ii) in the case of Taxes not described in subparagraph (i) above that are imposed on a periodic basis and measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the relevant period ending on September 30, 1996 and the denominator of which is the number of calendar days in the entire relevant period.

            8.03. Contests. (a) After the Closing Date, Purchaser shall, and prior to the Closing Date, Parent shall, promptly notify the other party in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the other party or any of the Company and the Subsidiaries which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article VIII; provided, however, that a failure to give such notice will not affect Purchaser's or Parent's right, as the case may be, to indemnification hereunder, except to the extent, if any, that, but for such failure, the other party could have avoided or contested the Tax liability in question.

            (b) In the case of an audit or administrative or judicial proceeding that relates to any period ended on or before September 30, 1996 or to a tax described in clause (iii) of Section 8.01(a), provided that within 30 days after Parent receives the written notice from Purchaser required under Section 8.03(a) above, and prior to taking any action with respect to such audit or administrative or judicial proceeding, Parent acknowledges in writing its liability under Section 8.01(a) of this Agreement to hold Purchaser, the Company and the Subsidiaries harmless against the full amount of any adjustment which may be made as a result of such audit or proceeding that relates to such period (to the extent such amount exceeds the Tax Reserve after giving effect to all prior and concurrent payments made pursuant to Section 8.01(a) of this Agreement to the Purchaser, the Company and any Subsidiary), except to the extent provided otherwise in Section 8.03(c) below, Parent shall have the right at its own expense to control the conduct of such audit or proceeding. Purchaser also may participate in any such audit or proceeding at its own expense and, if Parent does not assume the defense of any such audit or proceeding, Purchaser may, without any effect to its, the Company's or any Subsidiary's right to indemnification under this Article VIII, defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after giving five days' prior written notice to Parent setting forth the terms and conditions of such settlement.

            (c) With respect to a proposed adjustment for which both Parent (as evidenced by its acknowledgement under this Section 8.03) and Purchaser, or the Company or any Subsidiary could be liable, or which involves an adjustment to a period ended on or before September 30, 1996 or a change of accounting method or other issue that recurs for any post September 30, 1996 period (whether or not the subject of an audit or proceeding at such time), (i) each party may participate in the audit or proceeding, and (ii) the audit or proceeding shall be controlled by that party which would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum) in situations in which separate issues are otherwise controlled hereunder by Purchaser and Parent.

            (d) Purchaser and Parent agree to cooperate and to act in good faith, and Purchaser agrees to cause the Company and the Subsidiaries to cooperate and to act in good faith, in conducting, and in the defense against or compromise of any claim in, any audit or proceeding.

            8.04. Time of Payment. Payment of any amounts due under this Article VIII in respect of Taxes shall be made (i) by Parent at least three Business Days before the due date of the applicable estimated or final Tax Return filed by the Company on which is required to be reported income for which Parent is responsible under Sections 8.01(a) and 8.02 of this Agreement, and (ii) by Parent or Purchaser, as applicable, within three Business Days following an agreement between Parent and Purchaser that an indemnity amount is payable under this Article VIII, an assessment of a Tax by a taxing authority, or a "determination" as defined in Section 1313(a) of the Code. If liability under this Article VIII is in respect of costs or expenses other than Taxes, payment by Parent or Purchaser, as the case may be, of any amounts due under this
Article VIII shall be made within five Business Days after the date that Parent has been notified by Purchaser that Parent, or Purchaser has been notified by Parent that Purchaser, as the case may be, has a liability for a determinable amount under this Article VIII and is provided with calculations or other materials supporting such liability. Any payment by Parent pursuant to this
Article VIII shall be made to the Company.

            8.05. Cooperation and Exchange of Information. Parent and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase the Company or any Subsidiary from Purchaser. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by any taxing authorities. Parent and Purchaser shall make their respective employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Parent and Purchaser shall retain all Tax Returns, schedules and work papers, records and other documents in their respective possession relating to Tax matters of the Company and the Subsidiaries for each taxable period first ending after September 30, 1996 and for all prior taxable years or periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax years or periods, or (ii) six (6) years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 8.05 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

            8.06. Conveyance Taxes. Parent shall be liable for and shall hold Purchaser, the Company and the Subsidiaries harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated hereby (other than such Taxes in excess of those that would have been payable had the transactions contemplated by this Agreement not been structured as a stock purchase coupled with a distribution of the property listed in clauses (A) and (B) of Section 1.03(iv) and not as a recapitalization), and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. Purchaser shall execute and deliver all instruments and certificates necessary to enable Parent to comply with the foregoing.

            8.07. Miscellaneous. (a) The Tax treatment of all payments made by either party to or for the benefit of the other party (including any payments to the Company or a Subsidiary) under this Article VIII, or under the other indemnity provisions of this Agreement, shall be determined in accordance with
Section 11.03 of this Agreement.

            (b) Notwithstanding any provision herein to the contrary, the obligations of Parent to indemnify and hold harmless Purchaser, the Company and the Subsidiaries, and the obligation of Purchaser and the Company to indemnify and hold harmless Parent pursuant to this Article VIII shall terminate at the close of business on the 120th day following the expiration of the application statute of limitations with respect to the Tax liabilities in question (giving effect to any waiver, mitigation or extension thereof).

            (c) From and after the date hereof, Parent shall not, without the prior written consent of Purchaser, (which may not unreasonably withhold such consent) make or revoke, or cause or permit to be made or revoked, any Tax election, or adopt or change any method of accounting, that would adversely affect the Company or a Subsidiary.

            (d) For purposes of this Article VIII, "Purchaser" and "Parent," respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member (other than the Company or the Subsidiaries, except to the extent expressly referenced).

                                   ARTICLE IX

                            EMPLOYEE BENEFITS MATTERS

            9.01 Benefit Plan Maintenance. Through the second anniversary of the Closing, Purchaser shall, with respect to all employees of the Company and the Subsidiaries who are not covered by a collective bargaining agreement (the "Non-Union Employees"), provide for their coverage under employee pension and welfare benefit plans, programs and arrangements providing benefits not substantially less favorable in the aggregate to the Non-Union Employees than the pension and welfare Benefit Plans covering such Non-Union Employees as in effect immediately prior to the Closing, including without limitation group health plans which do not exclude or limit the coverage of such Non-Union Employees on account of waiting periods or pre-existing conditions, and which have in all material respects identical or superior coverage in terms of employee participation. Purchaser shall also be responsible for perpetuating the group health plan continuation coverages pursuant to Section 4980B of the Code and Sections 601 through 609 of ERISA for all Non-Union Employees and their eligible dependents. Purchaser shall indemnify and hold Parent and its Affiliates harmless for any liability Parent or any Affiliate of Parent incurs at any time after the Closing under the provisions of Section 4980B of the Code or Sections 601 through 609 of ERISA with respect to any individual who was an employee of the Company or any Subsidiary prior to the Closing, or a dependent or spouse of any such employee, and who had or has a "qualifying event" (within the meaning of Section 4980B(f)(3) of the Code) before, on or after the Closing. For purposes of any length of service requirements, waiting periods, vesting periods or differential benefits based on length of service under any employee pension or welfare benefit plan for which a NonUnion Employee may be eligible after the Closing, Purchaser shall ensure that (i) service by such Non-Union Employee with the Company or any Subsidiary shall be treated in the same manner as service with Purchaser, and (ii) expenses incurred prior to the Closing by the Non-Union Employees and their covered dependents shall be taken into account to satisfy applicable deductible, co-insurance and maximum out-of-pocket provisions of any plans.

            9.02 Shareholder Approval. Prior to the Closing Date, Parent shall take all necessary steps, including obtaining shareholder approval in compliance with the regulations under Section 280G of the Code with respect to the Company's severance arrangements, in order to prevent any loss of deduction to the Company as a result of the application of Sections 280G and 4999 of the Code with respect to any payments to be made to Company employees by the Company as a result of the transaction contemplated by this Agreement or otherwise.

                                    ARTICLE X

                       SURVIVAL; NO OTHER REPRESENTATIONS

            10.01 Survival of Representations, Warranties, Covenants and Agreements. Except for the representations and warranties contained in (i) Sections 2.01, 2.02, 2.03, 2.04, 2.05, 2.06, 2.26, 3.01, 3.02, 3.03, 3.06, 3.07
and 3.09 which such representations and warranties shall survive the Closing indefinitely and (ii) the representations and warranties of Parent in Section 2.10, which such representations and warranties shall survive until the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive), the representations and warranties of Parent and Purchaser contained in this Agreement shall survive for a period of eighteen (18) months following the Closing Date. The covenants and agreements of Parent and Purchaser contained in this Agreement shall survive the Closing in accordance with their terms. Notwithstanding anything to the contrary contained in the first sentence of this Section 10.01, any representation or warranty that would otherwise terminate in accordance with the first sentence of this Section
10.01 will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under Article XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI.

            10.02 No Other Representations. Notwithstanding anything to the contrary contained in this Agreement, it is the explicit intent and understanding of each party hereto that Parent is making no representation or warranty whatsoever, express or implied, except those representations and warranties contained in
Article II and in any certificate delivered pursuant to Section 6.03. In particular, Parent makes no representation or warranty to Purchaser with respect to (i) the information set forth in the Confidential Information Memorandum or
(ii) any financial projection or forecast relating to the business, financial conditions, results of operations or prospects of the Company, Spalding, Evenflo or any other Subsidiary. With respect to any projection or forecast delivered by or on behalf of Parent to Purchaser, Purchaser acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts,
(ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (iv) it shall have no claim against Parent with respect thereto, absent fraud or bad faith or intentional or willful misconduct.

                                   ARTICLE XI

                                 INDEMNIFICATION

            11.01 Indemnification.

            (a) Except with respect to any indemnification for Taxes (which shall be governed solely by Article VIII of this Agreement) and subject to paragraph (c) of this Section and the other Sections of this Article XI, Parent shall indemnify the Purchaser Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach or inaccuracy of a representation or warranty of Parent contained in this Agreement, (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Parent contained in this Agreement or (iii) any liability or obligation arising from the ownership of the Pueblo Shares.

            (b) Except with respect to any indemnification for Taxes (which shall be governed solely by Article VIII of this Agreement) and subject to paragraph (c) of this Section and the other Sections of this Article XI, Purchaser, the Company and the Subsidiaries shall indemnify the Parent Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to
(i) any breach of representation or warranty of Purchaser contained in this Agreement or (ii) any nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

            (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts shall be payable as a result of any claim in respect of a Loss arising under paragraph (a)(i) or (b)(i) of this Section 11.01:

                  (i) (A) in the case of a claim by a Purchaser Indemnified
            Party, unless such claim involves Losses referred to in paragraph
            (a)(i) of this Section 11.01 in excess of $100,000; provided, that a series of related claims shall be deemed a "claim" for purposes of this Section 11.01.

                        (B) in the case of a claim by a Purchaser Indemnified
            Party, unless, until and then only to the extent that the Purchaser Indemnified Parties have suffered, incurred, sustained or become subject to Losses referred to in paragraph (a) (i) of this Section
            11.01 in excess of $5,000,000 in the aggregate (including all such Losses and amounts whether or not any individual Loss or amount reaches the $100,000 threshold set forth in clause (A) above);

                        (C)  in the case of a claim by a Purchaser
            Indemnified Party, to the extent that the Purchaser
            Indemnified Parties have received (or would, but for the limitation set forth in this clause (C), receive) payments for any Losses referred to in paragraph (a) (i) of this Section 11.01 in excess of $80 million in the aggregate; and

                        (D) unless the Indemnified Party has given the
            Indemnifying Party a Claim Notice or Indemnity Notice, as applicable, with respect to such claim, setting forth in reasonable detail the specific facts and circumstances pertaining thereto, (1) as soon as practicable following the time at which the Indemnified Party discovered or reasonably should have discovered such claim (except to the extent the Indemnifying Party is not materially prejudiced by any delay in the delivery of such notice) and (2) in any event prior to the applicable Cut-off Date;

                  (ii) the limitations set forth in clause (i) above with
            respect to claims made by Purchaser Indemnified Parties shall apply to claims made pursuant to Section 11.01(b)(i) by Parent Indemnified Parties.

provided that the limitations contained in clauses (i)(A), (B) and (C) shall not apply to Losses arising from a breach of the representation and warranty contained in Sections 2.26 and 3.07.

            (d) Each party and their Affiliates shall be obligated in connection with any claim for indemnification under this

Article XI to use all reasonable best efforts to obtain any insurance proceeds available to such indemnitee with regard to the applicable claims. The amount which the Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this Article XI shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Party in reduction of the related Losses. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of Losses and shall subsequently receive insurance proceeds or other amounts in respect of such Losses, then such Indemnified Party shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received.

            (e) Each Indemnified Party shall be obligated in connection with any claim for indemnification under this Article XI to use all commercially reasonable efforts to mitigate Losses upon and after becoming aware of any event which could reasonably be expected to give rise to such Losses.

            11.02 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 11.01 will be asserted and resolved as follows:

            (a) In the event any claim or demand in respect of which an Indemnified Party might seek indemnity under Section 11.01 is asserted against or sought to be collected from such Indemnified Party by a Person other than Parent or Purchaser or any Affiliate of Parent or Purchaser (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice as soon as practicable to the Indemnifying Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section
11.01 and whether the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such Third Party Claim.

            (i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party does not dispute its liability to the Indemnified Party with respect to such Third Party Claim and that it desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 11.02(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion by counsel reasonably satisfactory to the Indemnified Party or such Third Party Claim will be settled at the discretion of the Indemnifying Party; provided, however, without the prior written consent of the Indemnified Party, the Indemnifying Party shall not enter into any settlement of any Third Party Claim unless such settlement includes an unconditional release of the Indemnified Party for any liability arising out of such Claim and does not otherwise restrict the future activities of the Company or any Subsidiary. If a firm offer is made to settle a Third Party Claim which includes an unconditional release of the Indemnified Party for such Claim and does not otherwise restrict the future activities of the Company or any Subsidiary and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnified Party to that effect. If the Indemnified Party fails to consent to such firm offer within 10 calendar days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer plus costs and expenses paid or incurred by the Indemnified Party through the end of such ten-day period. The Indemnifying Party will have full control of the defense and proceedings referred to in this clause (i), including (except as provided above) any settlement thereof. If reasonably requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnified Party or any of its Affiliates). The Indemnified Party may retain separate counsel to represent it in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause
      (i), and the Indemnified Party will bear its own costs and expenses with respect to such separate counsel except as provided in the preceding sentence and except that the Indemnifying Party will pay the costs and expenses of such separate counsel if (x) in the Indemnified Party's good faith judgment, it is advisable, based on advice of counsel, for the Indemnified Party to be represented by separate counsel because a conflict or potential conflict exists between the Indemnifying Party and the Indemnified Party which makes representation of both parties inappropriate under applicable standards of professional conduct or (y) the named parties to such Third Party Claim include both the Indemnifying Party and the Indemnified Party and the Indemnified Party determines in good faith, based on advice of counsel, that defenses are available to it that are unavailable to the Indemnifying Party. Notwithstanding the foregoing, the Indemnified Party may retain or assume control of the defense or settlement of any Third Party Claim the defense of which the Indemnifying Party has elected to control if the Indemnified Party irrevocably waives its right to indemnity under Section 11.01 with respect to such Third Party Claim.

            (ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party desires to defend the Third Party Claim pursuant to Section 11.02(a), then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (subject to any applicable limitations set forth in Section 11.01(c)), the Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnified Party to a final conclusion or will be settled at the discretion of the Indemnified Party with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party will have full control of the defense and proceedings referred to in this clause (ii), including (except as provided above) any settlement thereof. If reasonably requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party (subject to any applicable limitations set forth in Section 11.01(c)), cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person (other than the Indemnifying Party or any of its Affiliates). Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party's defense pursuant to this clause (ii) or of the Indemnifying Party's participation therein at the Indemnified Party's request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may retain separate counsel to represent it in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

            (iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 11.01 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Loss arising from such Third Party Claim will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following its final determination (subject to any applicable limitations set forth in Section 11.01(c)). If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

            (b) In the event any Indemnified Party should have a claim under
Section 11.01 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice as soon as practicable to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Loss arising from the claim specified in such Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 11.01 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand following its final determination (subject to any applicable limitations set forth in Section 11.01(c)). If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

            (c) In the event of any Loss resulting from misrepresentation, breach of warranty or nonfulfillment or failure of performance of any covenant or agreement contained in this Agreement as to which an Indemnified Party would be entitled to claim indemnity under Section 11.01 but for the provisions of clause (B) of paragraph (c)(i) thereof, such Indemnified Party may nevertheless deliver a written notice to the Indemnifying Party containing the information that would be required in a Claim Notice or an Indemnity Notice, as applicable, with respect to such Loss. In the case of a Claim Notice that involves a claim in excess of 100% of the amount of the remaining basket referenced in Section 11.01(c)(i)(B), the provisions of clause (i) of paragraph (a) of this Section
11.02 will be applicable. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described therein or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Loss specified in the notice will be conclusively deemed to have been incurred by the Indemnified Party for purposes of making the determination set forth in clause (B) of paragraph (c) (i) of Section 11.01. If the Indemnifying Party has timely disputed the claim described in such Claim Notice or Indemnity Notice, as the case may be, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by litigation in a court of competent jurisdiction.

            (d) In the event of any claim for indemnity under Section 11.01(a), Purchaser agrees to give Parent and its Representatives reasonable access to the Books and Records and employees of the Company and the Subsidiaries in connection with the matters for which indemnification is sought to the extent Parent reasonably deems necessary in connection with its rights and obligations under this Article XI.

            11.03 Tax Treatment of Indemnity Payments. (a) Purchaser and Parent agree to treat and report for all Tax reporting purposes the payment and receipt of any indemnity pursuant to Article VIII or this Article XI as an adjustment to the Purchase Price for the Acquired Shares. The final liability of an Indemnifying Party computed otherwise in accordance with Article VIII or this
Article XI shall be limited to the after-tax consequence to the Indemnified Party of any Loss suffered or incurred by the Indemnified Party. The full amount of a Loss shall be paid in accordance with Article VIII or this Article XI. Thereafter, the Indemnified Party shall remit to the Indemnifying Party the tax savings (the "Tax Benefit Amount") attributable to the tax deduction, if any, arising by reason of the Indemnified Party's payment of such Loss (the "Loss Deduction"), determined without regard to indemnification under Article VIII or this Article XI. For purposes of this Section 11.03, the Tax Benefit Amount shall be equal to, for each year that the Loss Deduction (or portion thereof) is used to actually reduce the tax liability of the Indemnified Party for such year. The Tax Benefit Amount shall be so remitted only when and to the extent that the Loss Deduction is used to actually reduce the tax liability of the Indemnified Party. The Indemnified Party shall use the Loss Deduction at the earliest opportunity (but not before the time when its income tax return for the year in which the Loss is sustained (the "Loss Year") shall be due (the "Loss Year Return"), after extension or otherwise; provided, however, that the Loss Deduction shall not be considered to reduce the tax liability of an Indemnified Party if, and to the extent that, the Indemnified Party has a net operating loss carryforward or carryback (other than, or to the extent that, the net operating loss carryforward or carryback is attributable to a Loss

Deduction) available to offset or reduce the taxable income of the Indemnified Party on the applicable Loss Year Return. To the extent the Loss Deduction cannot be so utilized on the Loss Year Return and therefore gives rise to a net operating loss carryforward, the use of any net operating loss carryforward in any subsequent year shall be deemed to be, for purposes of this Section 11.03, use of the Loss Deduction only when, and to the extent that, the Indemnified Party actually uses such net operating loss carryforward to actually reduce its tax liability on a Loss Year Return.

            (b) The Indemnifying Party shall reimburse and remit to the Indemnified Party any Tax Benefit Amount previously paid by the Indemnified Party to the Indemnifying Party hereunder if, and to the extent that, the Loss Deduction giving rise to such Tax Benefit Amount is disallowed or reduced by any taxing authority pursuant to an audit or other applicable proceeding.

            (c) If the payment and receipt of any indemnity pursuant to Article VIII or this Article XI is not treated as an adjustment to the Purchase Price by any relevant taxing authority, the amount of such indemnity payment shall be increased to take into account and reimburse the Indemnified Party for the amount of any Taxes imposed on the Indemnified Party as a result of the Indemnified Party's receipt or accrual of such indemnity payment and the Tax Benefit Amount shall be increased to reflect any tax savings attributable to the deduction of the amount paid over.

            11.04 Exclusivity. After the Closing, to the extent permitted by Law, the indemnities set forth in Article VIII or this Article XI shall be the exclusive remedies of Purchaser and Parent and their respective officers, directors, employees, agents and Affiliates for any misrepresentation, breach of warranty or nonfulfillment or failure to be performed of any covenant or agreement contained in this Agreement, and the parties shall not be entitled to a rescission of this Agreement or to any further indemnification rights or claims of any nature whatsoever in respect thereof, all of which the parties hereto hereby waive.

            11.05 Letter of Credit; Escrow. (a) At the Closing, Parent shall arrange for the delivery to Purchaser of an irrevocable letter of credit issued by a United States domestic bank in a form reasonably satisfactory to Purchaser (the "Letter of Credit"), naming the Purchaser Indemnified Parties as beneficiaries, to secure Parent's indemnification obligations under this Agreement in amounts and for the duration set forth in Schedule 11.05 (the duration of such required security, the "Security Period").

            (b) In lieu of the Letter of Credit, at the Closing or at any time, and from time to time, during the period that the

Letter of Credit is outstanding, Parent may deposit cash in an escrow account (the "Escrow Account") in a United States domestic bank for the benefit of the Purchaser Indemnified Parties, pursuant to the terms of an escrow agreement in a form reasonably satisfactory to Purchaser, and the amount of the Letter of Credit shall be reduced by the amount of such funds deposited in the Escrow Account and may thereafter increase the amount of the Letter of Credit and reduce the Escrow Account on a dollar-for-dollar basis.

            11.06  Minimum Net Asset Requirement.

            (a) Parent shall maintain a minimum fair market value of net assets equal to $30 million (the "Minimum Net Assets Level") for the duration of the Security Period. Purchaser and Parent acknowledge and agree that the shares of Common Stock retained by the Parent shall be deemed to have a fair market value of the greater of $29 million or the market price of such shares in the event there should be a public trading market for the Common Stock. In the event that any of the shares of Common Stock shall be transferred by Parent, the cash value of such shares calculated at the value set forth in Schedule 1.01, or at the market price of such shares on the date of such transfer in the event there should be a public trading market for the Common Stock, shall be deposited with the Parent to replace the value of the transferred Shares.

            (b) At March 31, June 30, September 30 and December 31 of each year, Parent shall deliver a statement of the fair market value of the net assets of Parent ("Net Asset Statement") and Purchaser shall have the right to confirm the accuracy of the Net Asset Statement. In the event that the fair market value of Net Assets set forth in a Net Asset Statement shall be less than the Minimum Net Asset Level (the "Deficiency"), then Parent shall have 20 days to increase the Letter of Credit or the amount of funds held in the Escrow Account in the amount of such Deficiency. At the Closing and during the Security Period, the shares of Common Stock or other property to be agreed upon held by Parent and $1 million shall be deposited in an agency account pursuant to an agency agreement in a form reasonably acceptable to Purchaser.

            11.07 Other Arrangements. If requested by Parent, Purchaser agrees to negotiate in good faith with respect to any arrangements proposed by Parent in lieu of those provided for in Sections 11.05 and 11.06 that provide a fair and reasonable substitute for the security intended to be provided by Sections
11.05 and 11.06 to Purchaser.

                                   ARTICLE XII

                                   TERMINATION

            12.01 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

            (a) at any time before the Closing, by mutual written agreement of Parent and Purchaser;

            (b) at any time before the Closing, by Parent or Purchaser, in the event that any Order or Law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the non-terminating party by the terminating party;

            (c) at any time after December 1, 1996 by Parent or Purchaser upon notification of the non-terminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party; or

            (d) by any party, at any time, if litigation is brought or threatened to be brought by any Governmental or Regulatory Authority for the purpose of restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

            12.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 12.01, this Agreement will forthwith become null and void, and there will be no liability or obligation on the part of Parent or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except as provided in the next succeeding sentence and except that the provisions with respect to expenses in Section
14.03 and confidentiality in Section 14.05 will continue to apply following any such termination. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 12.01(b), (c) or (d) Parent will remain liable to Purchaser for any willful breach of Section
4.13 of this Agreement by Parent existing at the time of such termination, and Purchaser will remain liable to Parent for any willful breach of Section 5.05 of this Agreement by Purchaser existing at the time of such termination, and Parent or Purchaser may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

                                  ARTICLE XIII

                                   DEFINITIONS

            13.01 Definitions. (a) Defined Terms. As used in this Agreement, the following defined terms have the meanings indicated below:

            "Acquired Shares" has the meaning ascribed to it in the forepart of this Agreement.

            "Acquisition Proposal" has the meaning ascribed to it in Section
4.09.

            "Actions or Proceedings" means any action, suit, proceeding, arbitration or Governmental or Regulatory Authority investigation.

            "Affiliate" means any Person that directly, or indirectly through one of more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

            "Agreement" means this Stock Purchase Agreement and the Exhibits, the Disclosure Schedule and the Schedules hereto and the certificates delivered in accordance with Sections 6.03 and 7.03, as the same shall be amended from time to time.

            "Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

            "Benefit Plan" means any Plan established by the Company or any ERISA Affiliate, or any predecessor or Affiliate of any of the foregoing, existing at the Closing Date or at any time within the five (5) year period prior thereto, to which the Company or any ERISA Affiliate contributes or has contributed, or under which any employee, former employee or director of the Company or any ERISA Affiliate or any beneficiary thereof is covered, is eligible for coverage or has benefit rights.

            "Books and Records" means all files, documents, instruments, papers, books and records relating to the Business or Condition of the Company, including without limitation financial statements, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

            "Bothwell" means Bothwell Corporation, a British Virgin Islands corporation.

            "Bothwell Notes" means the note payable by Bothwell to Spalding in the outstanding principal amount of $9,953,188.63 as of the date hereof, the note payable by Bothwell to Spalding (substituted for the preferred stock of Pueblo) in the outstanding principal amount of $49,394,470 on the date hereof and the Pack-A-Snack Note.

            "Business Day" means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

            "Business or Condition of the Company" means the business, prospects financial condition or results of operations of the Company and the Subsidiaries taken as a whole.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations promulgated thereunder.

            "CERCLIS" means the Comprehensive Environmental Response and Liability Information System, as provided by 40 C.F.R. ss.300.5.

            "Claim Notice" means written notification pursuant to Section 11.02(a) of a Third Party Claim as to which indemnity under Section 11.01 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party's claim against the Indemnifying Party under Section 11.01, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such Third Party Claim.

            "Closing" means the consummation of the transactions contemplated by Section 1.03.

            "Closing Date" means (a) September 30, 1996 or (b) such later date as Purchaser and Parent mutually agree in writing; provided, that such date shall not be later than 5 Business Days after the satisfaction or waiver of the conditions set forth in Article VI and VII.

            "Closing Date Working Capital" has the meaning ascribed to it in
Section 4.04(b).

            "Closing Date Working Capital Calculation" has the meaning ascribed to it in Section 4.04(b).

            "COBRA" has the meaning ascribed to it in Section 2.13(b).

            "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

            "Commitment Letter" has the meaning ascribed to it in Section 3.08.

            "Common Stock" means the common stock, par value $1.00 per share, of the Company.

            "Company" has the meaning ascribed to it in the forepart of this Agreement.

            "Confidential Information Memorandum" means the Spalding & Evenflo Companies, Inc. Confidential Information Memorandum.

            "Contract" means any agreement, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other contract.

            "Cut-off Date" means, with respect to any representation, warranty, covenant or agreement contained in this Agreement, the date on which such representation, warranty, covenant or agreement ceases to survive as provided in
Section 10.01.

            "Credit Agreements" means the U.S. $40,000,000 Interim Loan Agreement dated as of April 17, 1996 among Spalding, as Borrower, the Lenders named therein, Citibank, N.A., as Administrative Agent, and Nationsbank, N.A. (South), as Documentation Agent, as the same may be amended or supplemented from time to time (the "Interim Credit Agreement"), and the U.S. $450,000,000 Credit Agreement dated as of October 13, 1994 among Spalding, as Borrower, the Lenders named therein, Citibank, N.A., as Administrative Agent and Nationsbank of Florida, N.A., as Documentation Agent, as the same may be amended or supplemented from time to time (the "1994 Credit Agreement").

            "Disclosure Schedule" means the record delivered to Purchaser by Parent herewith and dated as of the date hereof, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein by Parent pursuant to this Agreement, as supplemented by the Etonic Acquisition Disclosure Schedules.

            "Dispute Period" means the period ending thirty (30) days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

            "EAC Preferred" has the meaning ascribed to it in Section 2.04.

            "Environmental Claim" has the meaning ascribed to it in Section 2.22(i)(i).

            "Environmental Law" has the meaning ascribed to it in Section 2.22(c)(i).

            "Environmental Permits" has the meaning ascribed to it in Section 2.22(a).

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

            "ERISA Affiliate" has the meaning set forth in Section 2.13(d).

            "E&S Realco" means E&S Realco, Inc., a Delaware corporation.

            "E&S Realco Advance" means the advances made by Spalding to E&S Realco in the aggregate outstanding principal amount of $8,010,142 on the date hereof.

            "Escrow Account" has the meaning ascribed to it in Section 11.05.

            "Etonic Notes" means the promissory notes issued on July 25, 1996 by EAC Acquisition Corporation to DLJ Investment Funding, Inc. in the principal amount of $4,798,000, to Etonic, Inc. in the principal amount of $29,043,000 and to DLJ Investment Partners, L.P. in the principal amount of $20,202,000.

            "Evenflo" means Evenflo Company, Inc., a Delaware Corporation.

            "Etonic Purchase Agreement Disclosure Schedules" has the meaning ascribed to it in the forepart of Article II.

            "Exon Florio Amendment" means Section 721 of the Defense Production Act of 1950, as amended, and any successor thereto and the regulations issued pursuant thereto.

            "Financing" has the meaning ascribed to it in Section 1.02.

            "GAAP" means generally accepted accounting principles in effect in the United States, consistently applied throughout the specified periods.

            "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any foreign government or any state, county, city or other political subdivision thereof.

            "Guaranties" means, collectively, the Guaranty dated October 13, 1994 by the Company, and the guaranties by the "Material Domestic Subsidiaries" (as defined in the 1994 Credit Agreement) dated October 13, 1994, in each case, in favor of Citibank, N.A. as Administrative Agent, Nations Bank of Florida N.A. as Documentation Agent and certain Lenders and Fronting Banks described therein in respect of the 1994 Credit Agreement, as the same may be amended or supplemented from time to time.

            "Hazardous Material" has the meaning ascribed to it in Section 2.22(i)(iii).

            "HSR Act" means Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) and the rules and regulations promulgated thereunder.

            "Indebtedness" of any Person means all obligations of such Person
(i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

            "Indemnified Party" means any Person claiming indemnification under any provision of Article XI, including without limitation a Person asserting a claim pursuant to paragraph (c) of Section 11.02.

            "Indemnifying Party" means any Person against whom a claim for indemnification is being asserted under any provision of Article XI, including without limitation a Person against whom a claim is asserted pursuant to paragraph (c) of Section 11.02.

            "Indemnity Notice" means written notification pursuant to Section 11.02(b) of a claim for indemnity under Article XI by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably determinable, the estimated amount, determined in good faith, of the Loss arising from such claim.

            "Intellectual Property" means all intellectual property of the Company and each of its Subsidiaries, including without limitation, all rights, privileges and priorities under U.S., Foreign or State Law, relating to patents, trademarks, corporate names, logos, trade dress, trade names, service marks, service names, brand names, together with the goodwill associated therewith, inventions, technology and know-how, copyrights, trade secrets and confidential information, including all pending applications and registrations therefor, and all common-law rights and other rights related thereto.

            "Investment Assets" means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other investment or portfolio assets owned of record or beneficially by the Company or any Subsidiary and issued by any Person other than the Company or any Subsidiary (other than trade receivables generated in the ordinary course of business of the Company and the Subsidiaries) and short term cash investments.

            "IRS" means the United States Internal Revenue Service.

            "Knowledge of Parent" means the actual knowledge of a Responsible Director or Officer of Parent, the Company or the Subsidiaries.

            "Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States or any state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

            "Letter of Credit" has the meaning ascribed to it in Section 11.05.

            "Licenses" means all licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents granted or issued by any Governmental or Regulatory Authority.

            "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

            "Loss" means any and all damages, fines, penalties, deficiencies, losses and expenses (including without limitation interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment).

            "Loss Deduction" has the meaning ascribed to it in Section 11.03.

            "Loss Year" has the meaning ascribed to it in Section 11.03.

            "Loss Year Return" has the meaning ascribed to it in Section 11.03.

            "Management Share Repurchase Agreement" has the meaning ascribed to it in Section 1.02(a).

            "Management Shares" has the meaning ascribed to it in the forepart of this Agreement.

            "Minimum Net Asset Level" has the meaning ascribed to it in Section 11.06.

            "NPL" means the National Priorities List under CERCLA.

            "Net Asset Statement" has the meaning ascribed to it in Section
11.06.

            "Option" with respect to any Person means any security, right, subscription, warrant, option, "phantom" stock right or other Contract that gives the right to (i) purchase or otherwise receive or be issued any shares of capital stock of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock of such Person or
(ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock of such Person, including any rights to participate in the equity or income of such Person or to participate in or direct the election of any directors or officers of such Person or the manner in which any shares of capital stock of such Person are voted.

            "Order" means any writ, judgment, decree, injunction or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

            "Pack-A-Snack" means Pack-A-Snack N.V., a Netherlands Antilles corporation.

            "Pack-A-Snack Note" means the note payable by Pack-A-Snack to Spalding in the outstanding principal amount of $11,046,811.37 on the date hereof.

            "Parent" has the meaning ascribed to it in the forepart of this Agreement.

            "Parent Indemnified Parties" means Parent and its officers, directors, employees, agents and Affiliates.

            "PBGC" means the Pension Benefit Guaranty Corporation and its successors in interest.

            "Pension Benefit Plan" means each Benefit Plan which is a pension benefit plan within the meaning of Section 3(2) of ERISA.

            "Permitted Lien" means (i) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any statutory Lien arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent and (iii) any minor imperfection of title or similar Lien which individually or in the aggregate with other such Liens could not reasonably be expected to materially adversely affect any material Asset or Properties.

            "Person" means any natural person, corporation, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

            "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, workmen's compensation or other insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, whether written or oral, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA.

            "Preferred Stock" has the meaning ascribed to it in Section 2.04.

            "Process Agent" has the meaning ascribed to it in Section 14.12.

            "Product Liability Claims" has the meaning ascribed to it in Section 2.23.

            "Pueblo" means PXC&M Holdings, Inc., a Delaware Corporation.

            "Purchase Price" has the meaning ascribed to it in Section 1.02.

            "Purchaser" has the meaning ascribed to it in the forepart of this Agreement.

            "Purchaser Indemnified Parties" means Purchaser the Company and the Subsidiaries and their partners, officers, directors, employees, agents and Affiliates.

            "Qualified Plan" means each Benefit Plan which is intended to qualify under Section 401 of the Code.

            "Recapitalization Amount" has the meaning ascribed to it in Section 1.02(a).

            "Recapitalization Shares" has the meaning ascribed to it in the forepart of this Agreement.

            "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment.

            "Representatives" has the meaning ascribed to it in Section 4.03.

            "Resolution Period" means the period ending sixty (60) days following receipt by an Indemnified Party of a written notice from an Indemnifying Party stating that it disputes all or any portion of a claim set forth in a Claim Notice or an Indemnity Notice.

            "Responsible Director or Officer" means any director or officer of the Parent or the Company or any of the officers of the Subsidiaries.

            "SEC" has the meaning ascribed to it in Section 4.12.

            "Securities Act" means the Securities Act of 1933, as amended, and rules and regulations thereunder.

            "Security Period" has the meaning ascribed to it in Section 11.05.

            "Spalding" has the meaning ascribed to it in the forepart of this Agreement.

            "Shareholders Agreement" has the meaning ascribed to it in Section 1.03.

            "Subject Defined Benefit Plan" means each Benefit Plan which is subject to Part 3 of Title I of ERISA, Section 412 of the Code or Title IV of ERISA.

            "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

            "Tax Benefit Amount" has the meaning ascribed to it in Section
11.03.

            "Tax Return" means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes the Company or any Subsidiary.

            "Taxes" means any federal, state, county, local or foreign taxes, charges, fees, levies, other assessments, or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any Tax liability.

            "Third Party Claim" has the meaning ascribed to it in Section 11.02(a).

            "Third Party Liens" has the meaning ascribed to it in Section 2.14.

            (b) Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) the phrase "ordinary course of business" refers to the business of the Company or a Subsidiary. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. Any representation or warranty contained herein as to the enforceability of a Contract shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

                                   ARTICLE XIV

                                  MISCELLANEOUS

            14.01 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

            If to Purchaser, to:

            Strata Holdings L.P.

            c/o Kohlberg Kravis Roberts & Co.
            9 West 57th Street
            New York, New York  10019
            Facsimile No.:  (212) 750-0003
            Attn:  Michael Tokarz

            with a copy to:

            Simpson Thacher & Bartlett
            425 Lexington Avenue
            New York, New York  10017
            Facsimile No.:  (212) 455-2502
            Attn:  Charles I. Cogut

            If to Parent, to:

            Abarco N.V.
            c/o ABN Trustcompany
            (Curacao N.V.)
            P.O. Box 224
            15 Pietermaai
            Curacao, Netherlands Antilles

            with a copy to:

            Spalding & Evenflo Companies, Inc.
            601 South Harbour Island Blvd.
            Suite 200
            Tampa, Florida  33602
            Facsimile No.: (813) 204-5219
            Attn:  Paul L. Whiting
                   President

                  and

            Milbank, Tweed, Hadley & McCloy
            1 Chase Manhattan Plaza
            New York, NY  10005
            Facsimile No.:  212-530-5219
            Attn:  Robert S. O'Hara, Jr.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this

Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

            14.02 Entire Agreement. This Agreement and, subject to the last sentence of Section 14.05, the Confidentiality Agreement between Parent and Purchaser (the "Confidentiality Agreement"), supersede all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the parties hereto with respect to the subject matter hereof and thereof.

            14.03 Expenses. Except as otherwise expressly provided in this Agreement (including without limitation as provided in Section 2.26 and 12.02), whether or not the transactions contemplated hereby are consummated, Purchaser and Parent will pay their own costs and expenses (except that Spalding will pay the costs and expenses of its officers, employees and accountants) incurred in connection with the transactions contemplated by this Agreement.

            14.04 Public Announcements. At all times at or before the Closing, Parent and Purchaser will not issue or make any reports, statements or releases to the public or generally to the employees, customers, suppliers or other Persons to whom the Company and the Subsidiaries sell goods or provide services or with whom the Company and the Subsidiaries otherwise have significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other, which consent shall not be unreasonably withheld. If either party is unable to obtain the approval of its public report, statement or release from the other party and such report, statement or release is, in the opinion of legal counsel to such party, required by Law in order to discharge such party's disclosure obligations, then such party may make or issue the legally required report, statement or release and promptly furnish the other party with a copy thereof. Parent and Purchaser will also obtain the other party's prior approval of any press release to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement.

            14.05 Confidentiality. Purchaser acknowledges (i) that it has entered the Confidentiality Agreement, (ii) Purchaser's due diligence investigation will be conducted in accordance with the Confidentiality Agreement, (iii) any "Evaluation Material" (as defined in the Confidentiality

Agreement) received in connection with such due diligence investigation will be accorded confidential treatment as and to the extent provided in the Confidentiality Agreement and (iv) Purchaser will provide such Evaluation Material only to those employees and Representatives of Purchaser as is reasonably necessary to analyze the purchase and sale transaction contemplated hereby. Except with respect to matters relating to non-Subsidiary Affiliates of the Company, from and after the Closing, the Confidentiality Agreement shall terminate and no longer have any force and effect.

            14.06 Further Assurances; Post-Closing Cooperation. (a) Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties hereto shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement.

            (b) Following the Closing, each party will afford the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data relating to the Company or the Subsidiaries in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party in connection with (i) the preparation of Tax Returns, (ii) the determination or enforcement of rights and obligations under this Agreement, (iii) compliance with the requirements of any Governmental or Regulatory Authority, (iv) the determination or enforcement of the rights and obligations of any Indemnified Party or (v) in connection with any actual or threatened Action or Proceeding. Further, each party agrees for a period extending six (6) years after the Closing Date(unless another period is specified herein) not to destroy or otherwise dispose of any such books, records and other data unless such party shall first offer in writing to surrender such books, records and other data to the other party and such other party shall not agree in writing to take possession thereof during the ten (10) day period after such offer is made; provided, however, that either party may maintain such books, records and other data in microfiche, magnetic or other readily reproducible form in lieu of retaining the originals thereof.

            (c) If, in order properly to prepare its Tax Returns, other documents or reports required to be filed with Governmental or Regulatory Authorities or its financial statements or to fulfill its obligations hereunder, it is necessary that a party be furnished with additional information, documents or records relating to the Company or the Subsidiaries not referred to in paragraph (b) above, and such information, documents or records are in the possession or control of the other party, such other party agrees to use its best efforts to furnish or make available such information, documents or records (or copies thereof) at the recipient's request, cost and expense.

            (d) Notwithstanding anything to the contrary contained in this
Section 14.06, if the parties are in an adversarial relationship in litigation or arbitration, the furnishing of information, documents or records in accordance with any provision of this Section shall be subject to applicable rules relating to discovery.

            14.07 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

            14.08 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Purchaser and Parent.

            14.09 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person who is the beneficiary of the covenants and agreements of Purchaser or the Company set forth in Section 5.03, Article IX and any Person entitled to indemnity under Article XI.

            14.10 No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except that Purchaser may assign any or all of its rights, interests and obligations hereunder to any affiliate, provided that any such affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein and Purchaser may collaterally assign its rights hereunder to one or more Persons providing financing to Purchaser in connection with the transactions contemplated hereby, but no such assignment referred to in clause (b) shall relieve Purchaser of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

            14.11 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

            14.12 Submission to Jurisdiction; Waivers. Each of Purchaser and Parent irrevocably agrees that any Action or Proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect thereof brought by the other party hereto or its successors or assigns, may be brought and determined in the Supreme Court of the State of New York in New York County or in the United States District Court for the Southern District of New York, and each of Purchaser and Parent hereby irrevocably submits with regard to any such Action or Proceeding for itself and in respect to its Assets and Properties, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose. Each of Purchaser and Parent hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise in any Action or Proceeding with respect to this Agreement, any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 14.12, that it or its Assets and Properties are exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts, and to the fullest extent permitted by applicable Law, that the Action or Proceeding in any such court is brought in an inconvenient forum, that the venue of such Action or Proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of Purchaser and Parent hereby irrevocably designates CT Corporation System (in such capacity, the "Process Agent"), with an office at 1633 Broadway, New York, New York 10019, as their respective designee, appointee and agent to receive, for and on their behalf service of process in such jurisdiction in any Action or Proceeding with respect to this Agreement, but for no other purpose, and such service shall be deemed complete upon delivery thereof to the Process Agent. Each of Purchaser and Parent further irrevocably consents to the service of process out of any of the aforementioned courts in any such Action or Proceeding by the mailing of copies thereof by registered mail, postage prepaid, to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgement of receipt of such registered mail. Nothing herein shall affect the right of either party to serve process in any other manner permitted by Law or to commence any Action or Proceeding or otherwise proceed against the other party in any other jurisdiction in which the other party may be subject to suit.

            14.13 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

            14.14 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to a Contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

            14.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                                    STRATA HOLDINGS L.P.


                                    By:________________________________
                                       Name:
                                       Title:


                                    ABARCO N.V.


                                    By:________________________________
                                       Name:
                                       Title:


                                    E&S HOLDINGS CORPORATION


                                    By:________________________________
                                       Name:
                                       Title: